Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

among

NAVARRE CORPORATION,

SFC ACQUISITION CO., INC.,

SPEEDFC, INC.,

THE STOCKHOLDERS AND OPTION HOLDERS
LISTED ON SCHEDULES A-1 and A-2 HERETO,

AND

JEFFREY B. ZISK,
IN HIS CAPACITY AS EQUITYHOLDER REPRESENTATIVE

Dated as of September 27, 2012

TABLE OF CONTENTS

i

SCHEDULE A-1	SFC STOCKHOLDERS
SCHEDULE A-2	SFC OPTIONHOLDERS
SCHEDULE A-3	DIVISION OF MERGER CONSIDERATION
SCHEDULE A-4	EXTRAORDINARY EXPENSES
SCHEDULE B	COMPANY DISCLOSURE SCHEDULES
SCHEDULE C	2012 FIRST PERIOD ADJUSTED EBITDA
SCHEDULE D	NET WORKING CAPITAL AS OF JULY 31, 2012
SCHEDULE E	CONSENTS
EXHIBIT I	SURVIVING CORPORATION CERTIFICATE OF INCORPORATION
EXHIBIT II	SURVIVING CORPORATION BY-LAWS
EXHIBIT III	ESCROW AGREEMENT
EXHIBIT IV	REGISTRATION RIGHTS AGREEMENT
EXHIBIT V	ASSIGNMENT TO PARENT
EXHIBIT VI	OPINION OF COMPANY COUNSEL (CORPORATE)
EXHIBIT VII	OPINION OF COMPANY COUNSEL (TAX)
EXHIBIT VIII	OPINION OF PARENT COUNSEL

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 27, 2012 (this “Agreement”), is by and among Navarre Corporation, a Minnesota corporation (“Parent”), SFC Acquisition Co., Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SpeedFC, Inc., a Delaware corporation (the “Company”), each of the persons listed on Schedule A-1 attached hereto (collectively, the “SFC Stockholders,” and each individually a “SFC Stockholder”), each of the persons listed on Schedule A-2 attached hereto (collectively, the “SFC Optionholders,” and each individually a “SFC Optionholder”) (the SFC Stockholders and SFC Optionholders being referred to collectively as the “SFC Equityholders”) and Jeffrey B. Zisk (“Zisk”) in his capacity as representative of the SFC Equityholders (the “Equityholder Representative”).

RECITALS:

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Minnesota Business Corporation Act (the “MBCA” and collectively with the DGCL, “Applicable Corporate Law”), Parent, the Company and Merger Sub will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”).

B.           The Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company.

C.           The SFC Stockholders have approved and adopted this Agreement.

D.           The Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of Parent and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and has declared their advisability and approval and (ii) a disinterested committee of the Parent Board has approved the transactions contemplated by this Agreement and has declared their advisability and approval.

E.           The Board of Directors of Merger Sub has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Merger Sub and in the best interests of Merger Sub and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and has declared their advisability and approval, and (ii) has recommended the approval and adoption of this Agreement by the sole shareholder of Merger Sub.

F.           For federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company, Equityholder Representative and each of the SFC Equityholders hereby agree to the foregoing recitals and as follows:

ARTICLE I
THE MERGER

SECTION 1.01.  The Merger.

  Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Applicable Corporate Law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Merger Sub.  As a result of the Merger, the separate corporate existence of Company shall cease and the Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02.  Effective Time; Closing.

  As promptly as practicable (and in any event within three (3) business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota, each in such form as is required by, and executed in accordance with, the relevant provisions of Applicable Corporate Law (the date and time of the acceptance of the latter of such filings (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).  Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Winthrop & Weinstine, PA, Capella Tower, Suite 3500, 225 South Sixth Street, Minneapolis, MN  55402, or such other place as the parties shall agree, or if mutually agreed upon by Parent, Merger Sub, the Company and Equityholder Representative, through any combination of Federal Express, facsimile, and portable document format (.pdf) deliveries, for the purpose of, among other things, confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII; it being understood that such Closing will become effective at the Effective Time.

SECTION 1.03.  Effect of the Merger.

  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Applicable Corporate Law and in this Agreement.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

SECTION 1.04.  Certificate of Incorporation; By-laws.

(a)           At the Effective Time, the Certificate of Incorporation of Merger Sub, in the form attached hereto as Exhibit I (the “Surviving Corporation Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Surviving Corporation Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Surviving Corporation Certificate of Incorporation of shall be amended to read as follows:  “The name of the corporation is ‘SpeedFC, Inc’.”

(b)           At the Effective Time, the By-laws of Merger Sub, in the form attached hereto as Exhibit II (the “Surviving Corporation By-laws”), shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Surviving Corporation Certificate of Incorporation or such Surviving Corporation By-laws.

SECTION 1.05.  Directors and Officers.

  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation By-laws, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; provided that, on the Effective Time, Zisk will be elected President of the Surviving Corporation, as more particularly set forth in his Employment Agreement.

ARTICLE II
MERGER CONSIDERATION

At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, (i) each share of Company common stock, par value $0.01 per share (“Company Common Stock”), and Company Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock” and collectively with the Company Common Stock, the “Shares” or the “Company Stock”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b)), and (ii) each then outstanding option or similar right to purchase Company Common Stock (each, an “Option”), granted by the Company (including pursuant to the Company’s 2000 Stock Incentive Plan and 2008 Stock Incentive Plan (in each case, as amended from time to time) or any other plan, agreement or arrangement collectively, the “Company Stock Plans”); in each case shall be canceled and converted into the right to receive the consideration described below (with such consideration being referred to as the “Merger Consideration”):

SECTION 2.01.  Conversion of Securities.

  The aggregate Merger Consideration to be received by the SFC Equityholders shall be: (i) an amount (subject to adjustment in accordance with Section 2.08(a), the “Aggregate Cash Closing Consideration”) in cash equal to Twenty-Five Million and 00/100 Dollars ($25,000,000.00) less (A) the Escrow Amount (defined below), and less (B) the Equityholder Representative Holdback Amount (defined below); (ii) a number of shares of common stock, no par value, of Parent (“Parent Common Stock”) determined by dividing (A) Twenty-Five Million and 00/100 Dollars ($25,000,000.00), by (B) the Average Parent Stock Price (calculated as of the date of this Agreement, which Average Parent Stock Price is $1.46240  per share of Parent Common Stock) and (C) rounding the result to the nearest share of Parent Common Stock (the “Aggregate Stock Closing Consideration”); (iii) the Earn Out Amounts, if any, which may be paid pursuant to Section 2.07; (iv) the Earn Out Shares, if any, which may be issued pursuant to Section 2.07; (v) the Escrow Amount, which will be deposited and released in accordance with Sections 2.06 and 10.11(a) and the Escrow Agreement; (vi) the Equityholder Representative Holdback Amount, which will be delivered to, held by and disbursed by the Equityholder Representative in accordance with Sections 2.05 and 11.01; and (vii) any post-Closing adjustment under Section 2.08(c).  The Aggregate Cash Closing Consideration and Aggregate Stock Closing Consideration (collectively, the “Closing Consideration”) shall be divided among the SFC Equityholders as follows:

(a)           Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b)) shall, upon the Effective Time, be converted automatically, subject to Section 2.02, into the right to receive the following: (i) the Per Share Stock Closing Consideration, and (ii) the Per Share Cash Closing Consideration.  For purposes of this Agreement:

(1)           “Average Parent Stock Price” means the Volume-Weighted Average Price (VWAP) (rounded to the nearest thousandth of one cent) of the per share closing prices of Parent Common Stock on The NASDAQ Stock Market during the twenty (20) consecutive trading days ending on (and including) the trading day that is two (2) trading days prior to the date of the applicable calculation.

(2)           “Fully Diluted Common Stock Number” means the sum (rounded to the nearest thousandth) of (i) the aggregate number of Shares of Company Common Stock and Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Company Common Stock that would be issuable upon exercise of all of the outstanding Options immediately prior to the Effective Time, whether or not then exercisable.

(3)           “Option Exercise Proceeds” means the aggregate amount that would be payable to the Company in cash by the SFC Optionholders to purchase shares of Company Common Stock if, immediately prior to the Effective Time, such SFC Optionholders exercised all of the then-outstanding Options, whether or not then exercisable, by paying the exercise price therefor in cash.

(4)           “Per Share Cash Closing Consideration” means an amount of cash equal to the quotient obtained by dividing (i) the sum of (A) the Aggregate Cash Closing Consideration, plus (B) one-half (1/2) of the Option Exercise Proceeds, by (ii) the Fully Diluted Common Stock Number.

(5)           “Per Share Stock Closing Consideration” means a number of shares of Parent Common Stock (rounded to the nearest one-thousandth of a share of Parent Common Stock) equal to the quotient obtained by dividing (i) the Per Share Stock Consideration Value, by (ii) the Average Parent Stock Price (calculated as of the date of this Agreement).

(6)           “Per Share Stock Consideration Value” means an amount equal to the quotient obtained by dividing (i) the sum of (A) the Twenty-Five Million and No/100 Dollars ($25,000,000.00), plus (B) one-half (1/2) of the Option Exercise Proceeds, by (ii) the Fully Diluted Common Stock Number.

(b)           Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall, upon the Effective Time, be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)           Each outstanding Option, whether or not then exercisable, shall, upon the Effective Time, be converted automatically, subject to Section 2.02, into the right to receive with respect to each share of Company Common Stock subject thereto:

(1)           an amount in cash (the “Per Option Cash Closing Consideration”) equal to the excess of (A) the Per Share Cash Closing Consideration, over (B) one-half (1/2) of the per share exercise price of such Option; and

(2)           a number of shares of Parent Common Stock (rounded to the nearest one-thousandth of a share of Parent Stock) (the “Per Option Stock Closing Consideration”) equal to the quotient obtained by dividing (i) the excess of (A) the Per Share Stock Consideration Value, over (B) one-half (1/2) of the per share exercise price of such Option, by (ii) the Average Parent Stock Price (calculated as of the date of this Agreement).

(d)           The parties hereto agree that Schedule A-3 attached hereto sets forth a calculation of the Per Share Cash Closing Consideration, Per Share Stock Closing Consideration, Per Option Cash Closing Consideration and Per Option Stock Closing Consideration that would be received by each SFC Equityholder at the Effective Time assuming (i) there are no adjustments to the Aggregate Cash Closing Consideration pursuant to Section 2.08(a), and (ii) there are no changes in the ownership of the Company’s Shares or Options.  A final version of Schedule A-3 shall be mutually agreed among and countersigned by the Company, Equityholder Representative, Merger Sub and Parent and attached hereto on or before the Effective Time, and notwithstanding the provisions allocating Merger Consideration to the SFC Equityholders, such final version of Schedule A-3 shall be dispositive and binding on the parties hereto.

SECTION 2.02.  Exchange of Certificates and Option Agreements.

(a)           Exchange Procedures.  On the Effective Time, (i) each SFC Stockholder shall execute and deliver to Parent either the certificates(s) evidencing such SFC Stockholder’s Shares (the “Certificates”) or an affidavit of lost certificate, in the form provided by Parent with respect thereto with full indemnity in favor of Parent, and (ii) each SFC Optionholder shall deliver to Parent either the original, fully-executed stock option agreement(s) evidencing such SFC Equityholder’s Options (the “Option Agreements”) or an affidavit of lost stock option agreement, in the form provided by Parent with respect thereto with full indemnity in favor of Parent.  Upon surrender to the Parent of the Shares and Options for cancellation, the SFC Equityholder holding such Shares and/or Options shall be entitled to receive in exchange therefor (A) at Closing upon the surrender of such Shares and/or Options (i) the aggregate Per Share Cash Closing Consideration and Per Option Cash Closing Consideration which such SFC Equityholder has the right to receive in respect of such Shares and/or Options, and (ii) a certificate representing that number of whole shares of aggregate Per Share Stock Closing Consideration and Per Option Stock Closing Consideration which such SFC Equityholder has the right to receive in respect of such Shares and/or Options (after taking into account all Shares and Options then held by such SFC Equityholder), and (B) at the times stated in and subject to the terms and conditions of this Agreement and the Escrow Agreement, the Escrow Amount, Equityholder Representative Holdback Amount, Earn Out Amounts, Earn Out Shares and post-Closing adjustments under Section 2.08(c) due in respect of such Shares and/or Options, and the Certificates and/or Option Agreements so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Shares or Options that is not registered in the transfer records of the Company, the applicable Merger Consideration and any dividends or other distributions to which the holder of such Shares or Options is entitled pursuant to Section 2.02(b) may be delivered and issued to a transferee if the Certificate representing such Shares (or affidavit of lost certificate) or original Option Agreement representing such Options (or affidavit of lost stock option agreement), as applicable, is presented to the Parent, accompanied by all documents reasonably deemed necessary by Parent required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid, and in such event Schedule A-3 hereto will be revised by the parties to reflect such transfer.  Until surrendered as contemplated by this Section 2.02, each Certificate and Option Agreement shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration and any dividends or other distributions to which such SFC Equityholder is entitled pursuant to Section 2.02(b), without any interest thereon and subject to any required withholding Taxes.  In furtherance of the foregoing, the (i) Aggregate Cash Closing Consideration shall be paid at Closing to the SFC Equityholders in the amounts set forth opposite such person’s name on Schedule A-3 (as finalized in accordance with Section 2.01(d)) by wire transfer to the accounts set forth thereon, and (ii) the Aggregate Stock Closing Consideration shall be delivered at Closing to the SFC Equityholders in the amounts set forth opposite such person’s name on Schedule A-3 (as finalized in accordance with Section 2.01(d)).

(b)           Distributions with Respect to Unexchanged Shares of Parent Common Stock.  No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or book-entry shares) or Option Agreement until such Certificate (or book-entry shares) or Option Agreement are surrendered as provided in this Article II.  Subject to the effect of escheat, tax or other applicable Laws (as defined below), following surrender of any such Certificate (or book-entry shares) or Option Agreement, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock.

(c)           No Further Rights in Company Common Stock or Options.  All Merger Consideration (including without limitation any amounts due in accordance with Sections 2.06, 2.07 or 2.08)  issued upon conversion of the Shares and/or Options in accordance with the terms hereof (including any amounts paid pursuant to Section 2.02(b)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and/or Options.

(d)           No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or book-entry shares formerly representing Company Stock or Option Agreements formerly representing Options, and in lieu thereof, any fractional share of Parent Common Stock shall be rounded up or down, as appropriate, to the nearest whole share of Parent Common Stock; provided that, prior to applying the preceding sentence with respect to any holder of Company Stock and/or Options, all Company Stock and Options held by such holder shall be aggregated, taking into account all Certificates and book-entry shares formerly representing Company Stock and all Option Agreements formerly representing Options delivered by such holder, and the aggregate number of Shares represented thereby.

(e)           Adjustments.  The Merger Consideration (including the Earn Out Amounts and Earn Out Shares, if any) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Stock occurring on or after the date hereof and prior to the payment or delivery of the applicable Merger Consideration.

(f)           Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any SFC Equityholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the SFC Equityholder in respect of which such deduction and withholding was made by Parent, and Parent shall promptly remit such withheld amounts to the appropriate taxing authorities on behalf of such SFC Equityholder and promptly provide written notice of such remission to the Equityholder Representative.

(g)           Lost Certificates and Option Agreements.  If any Certificate or Option Agreement shall have been lost, stolen or destroyed, upon the making of an affidavit in a form and substance reasonably acceptable to Parent of that fact by the person claiming such Certificate or Option Agreement to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Option Agreement, Parent will deliver in exchange for such lost, stolen or destroyed Certificate or Option Agreement the Merger Consideration to which the holders thereof are entitled pursuant to this Article II.

(h)           Consent Under Company Stock Plans.  As soon as practicable after the date hereof, the Company shall take all necessary action under the Company Stock Plans and the Option Agreements (including, to the extent necessary, obtaining consent from the holders of the Options and making any amendments to the terms of the Company Stock Plans) to effectuate the actions contemplated by this Article II.

(i)           Delivery of Proxy and Parent SEC Documents; Securities Compliance Certificates.  Prior to the Effective Time, the Equityholder Representative shall deliver a copy of the Proxy Statement (defined below) and such other Parent SEC Documents (defined below) reasonably requested by Parent to each SFC Equityholder.  As an express precondition to the issuance of any Parent Common Stock to each SFC Equityholder, such SFC Equityholder shall deliver, and Equityholder Represntative shall use its commercially reasonable efforts to obtain, a certificate from such SFC Equityholder affirming whether he/she/it is an “accredited investor” (as such term is defined under the Securities Act), reaffirming the representations and warranties set forth in Article IV hereof as well as a statement that such person has reviewed and comprehends the Proxy Statement and such other Parent SEC Documents provided hereunder.  Notwithstanding anything herein to the contrary, in the event that one or more SFC Equityholder(s) fail to deliver such certificate, in addition to all other remedies at law resulting from a breach of this covenant against such SFC Equityholder(s), the Parent may at its option (i) deposit the Parent Common Stock share certificates with respect to such SFC Equityholder(s) into escrow or (ii) with the consent of the Equityholder Representative, which will not be unreasonably withheld, conditioned or delayed, elect to alter the allocation of the Merger Consideration with respect to the SFC Equityholders, but only to the extent necessary with respect thereto to remain in compliance with the Securities Act.

SECTION 2.03.  Stock Transfer Books.

  Upon the execution of this Agreement, the stock transfer books of the Company shall be closed and there shall be no further registration, issuances or transfers of Shares thereafter on the records of the Company.  From and after the Effective Time, the holders of Shares evidenced by Certificates (or book-entry shares) and Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Options, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates (or book-entry shares) or Option Agreements presented to Parent for any reason shall be cancelled and exchanged for the Merger Consideration to which the holders thereof are entitled pursuant to Article II.

SECTION 2.04.  Treatment of Restricted Shares and Plans.

(a)           Treatment of Restricted Shares.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, all restricted shares of Company Common Stock (the “Restricted Shares”) that are then unvested and awarded under the Company Stock Plans shall be terminated and of no further force and effect.  Without limiting the foregoing, as soon as practicable after the date hereof, the Company shall take all necessary action under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Shares (including, to the extent necessary, obtaining consent from the holders of the Restricted Shares and making any amendments to the terms of the Company Stock Plans) to effectuate the actions contemplated by this Section 2.04(a).  Any Restricted Shares which are vested on or before the Effective Time shall for all purposes of this Agreement be treated the same as outstanding shares of Company Common Stock.

(b)           Termination of Company Stock Plans.  Except as otherwise agreed to by the parties, (i) each Company Stock Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in any Company Stock Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof except as expressly set forth herein.

SECTION 2.05.  Equityholder Representative Holdback Amount.

  On the Effective Time, Merger Sub shall deposit Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) of the Merger Consideration (the “Equityholder Representative Holdback Amount”) by wire transfer of immediately available funds to the account specified by Equityholder Representative prior to the Closing.

SECTION 2.06.  Escrow Amount.

(a)           On the Effective Time, Merger Sub shall deposit Four Million and 00/100 Dollars ($4,000,000.00) of the Merger Consideration (as the same may be increased as set forth herein, the “Escrow Amount”) into escrow pursuant to the Escrow Agreement.  Wells Fargo Bank, N.A. as the escrow agent (the “Escrow Agent”) shall hold the Escrow Amount and all interest and other amounts earned thereon in an escrow account (the “Escrow Account”) for purposes of securing any amounts payable by the SFC Equityholders on account of any and all indemnification obligations under Section 10.02 hereof and certain other amounts payable hereunder in accordance with this Agreement and the Escrow Agreement.  At the Effective Time, each of Parent, the Surviving Corporation, Equityholder Representative and the Escrow Agent shall execute an escrow agreement in the form attached hereto as Exhibit III (the “Escrow Agreement”).

(b)           Within three (3) business days following the twelve (12) month anniversary of the Effective Time (the “Initial Release Date”), a portion of the Escrow Amount equal to Two Million and 00/100 Dollars ($2,000,000.00), minus (x) the amount of any Losses previously offset against the Escrow Amount pursuant to Section 10.11(a), minus (y) the amount of any costs and expenses previously paid out of the Escrow Account in accordance with this Agreement, and minus (z) the amount of any indemnity claims asserted by the NAVR Indemnified Parties in good faith pursuant to Section 10.02 prior to the Initial Release Date and which remain in dispute as of the Initial Release Date (any amount described in clause (z) of this sentence, an “Initial Unresolved Amount”), shall be released from the Escrow Account and paid over to the SFC Equityholders by confirmed wire transfer of immediately available funds, with the costs of such disbursement paid from the Escrow Account to the extent such costs are not included in the fees and expenses previously paid by Parent, Merger Sub and the SFC Equityholders pursuant to Section 2.06(d).  In the event it is finally determined, in accordance with Article X, that any Initial Unresolved Amount withheld from release pursuant to the preceding sentence is not subject to indemnification by the SFC Equityholders under Section 10.02, such amount shall be released from the Escrow Account and paid over to the SFC Equityholders, by confirmed wire transfer of immediately available funds, within three (3) business days following such determination.  All remaining portions of the Escrow Amount (except for the amount of any indemnity claims asserted by the NAVR Indemnified Parties in good faith pursuant to Section 10.02 prior to the Final Release Date and which remain in dispute (a “Continuing Unresolved Amount”)) and any interest accrued thereon shall be released from the Escrow Account and paid over to the SFC Equityholders, by confirmed wire transfer of immediately available funds, on the date that is eighteen (18) months following the Effective Time (the “Final Release Date”).  Any Continuing Unresolved Amount withheld from release after the Final Release Date and finally determined not to be subject to indemnification by the SFC Equityholders in accordance with this Agreement, shall be released to the SFC Equityholders by confirmed wire transfer of immediately available funds within three (3) business days following such determination.

(c)           Any amounts released from the Escrow Account for benefit of the SFC Equityholders shall be paid to the accounts and in proportion their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule (as defined below).  For purposes of this Agreement, the “Percentage Interest” of a SFC Equityholder means a fraction (rounded to the nearest ten thousandth), (i) the numerator of which is (A) the aggregate number of Shares of Company Common Stock and Series A Preferred Stock held by such SFC Equityholder immediately prior to the Effective Time, plus (B) the number of shares of Company Common Stock subject to outstanding Options held by such SFC Equityholder immediately prior the Effective Time; and (ii) the denominator of which is the Fully Diluted Common Stock Number.

(d)           Parent and/or Merger Sub, on one hand, and the SFC Equityholders (paid from the Escrow Account), on the other hand, shall each pay fifty percent (50%) of the fees, expenses and costs associated with establishing and maintaining the Escrow Account in accordance with this Agreement and the Escrow Agreement, provided that the costs of disbursements shall paid from the Escrow Account (unless such costs of disbursement are included in the fees and expenses previously paid by Parent, Merger Sub and the SFC Equityholders pursuant to this Section 2.06(d)).

(e)           Parent, Merger Sub and the Equityholder Representative agree to promptly provide the Escrow Agent with jointly-executed written instructions to disburse or retain the Escrow Amount (or a portion thereof, as applicable) from the Escrow Account in accordance with this Agreement and the Escrow Agreement.

SECTION 2.07.  Earn Out Amounts and Earn Out Shares.

(a)           In addition to the foregoing, on the dates determined pursuant to Sections 2.07(d) and 2.07(e), below, the SFC Equityholders, collectively and on a pro rata basis in accordance with their respective Percentage Interests, shall be paid by the Surviving Corporation or Parent an amount equal to one hundred percent (100%) (collectively, the payment of the amounts under this Section 2.07(a) shall be referred to as the “Earn Out Amounts”) of the 2012 Adjusted EBITDA of the Company, its Subsidiary and the Surviving Corporation, collectively, in the event that the 2012 Adjusted EBITDA of the Company, its Subsidiary (as defined below) and the Surviving Corporation, collectively, equals or exceeds Six Million and 00/100 Dollars ($6,000,000.00); provided that in no event shall the Earn Out Amounts exceed Ten Million and 00/100 Dollars ($10,000,000.00).  The Earn Out Amounts, if earned, shall be paid to the SFC Equityholders to the accounts and in proportion their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule.  For purposes of clarification, if the 2012 Adjusted EBITDA of the Company, its Subsidiary and the Surviving Corporation, collectively, does not equal or exceed Six Million and 00/100 Dollars ($6,000,000.00), neither the Parent nor the Surviving Corporation shall pay any Earn Out Amounts to the SFC Equityholders.

(b)           In addition to the foregoing, on the date determined pursuant to this Section 2.07(b), the SFC Equityholders, collectively, shall be assigned by the Surviving Corporation an aggregate of Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333) shares of Parent Common Stock (the “Earn Out Shares”) in the event that the 2012 Adjusted EBITDA of the Company, the Subsidiary and the Surviving Corporation, collectively, equals or exceeds Eight Million Two Hundred Fifty Thousand and 00/100 Dollars ($8,250,000.00).  In such an event Parent shall, within fifteen (15) days of the date the 2012 Adjusted EBITDA becomes final and binding in accordance with Section 2.07(e), issue to each SFC Equityholder a number of Earn Out Shares (rounded to the nearest whole number of shares) equal to the aggregate number of Earn Out Shares multiplied by such SFC Equityholder’s Percentage Interest set forth on Section 2.06(c) of the Company Disclosure Schedule.  Any such Earn Out Shares shall be delivered to Equityholder Representative (for the benefit of the SFC Equityholders) within the fifteen (15) day period described in the foregoing sentence.  For purposes of clarification, if the 2012 Adjusted EBITDA of the Company, the Subsidiary and the Surviving Corporation, collectively, does not equal or exceed Eight Million Two Hundred Fifty Thousand and 00/100 Dollars ($8,250,000.00), neither the Parent nor the Surviving Corporation shall issue any Earn Out Shares to the SFC Equityholders.  Until the earlier of such time as the Earn Out Shares are delivered to the SFC Equityholders or finally determined (in accordance with Section 2.07(e)) not to be owed to the SFC Equityholders, Parent shall reserve Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333) shares of Parent Common Stock for issuance as Earn Out Shares.

(c)           For purposes hereof, the term:

(i)	“2012 Adjusted EBITDA” shall mean the sum of the 2012 First Period Adjusted EBITDA and the 2012 Second Period Adjusted EBITDA.

(ii)
“2012 First Period Adjusted EBITDA” shall mean, for the period beginning and January 1, 2012 and ending on July 31, 2012, the aggregate earnings before interest, taxes on income, depreciation and amortization expenses of the Company and its Subsidiary (but specifically excluding from such calculation any Extraordinary Expenses), collectively, determined in accordance with United States generally accepted accounting principles (“GAAP”) and using the same accounting principles, procedures, policies and methods employed in preparing the Financial Statements to the extent not inconsistent with GAAP.  A final calculation of the 2012 First Period Adjusted EBITDA for purposes of determining the 2012 Adjusted EBITDA (which calculation has been mutually agreed by the parties hereto) is set forth on Schedule C attached hereto.  Schedule C shall be subject to adjustment in connection with the procedures set forth in Section 2.07(e) in the event of any intentional misconduct or manifest error or in the event any expenses, fees, credits, refunds, returns or other similar adjustments are incurred, occur or are otherwise credited in any other period and which should have been incurred or credited, in accordance with GAAP and the accounting principles, procedures, policies and methods employed in preparing the Financial Statements to the extent not inconsistent with GAAP, during the period beginning on January 1, 2012 and ending on July 31, 2012, it being understood that any existing claims, settlements, credits or refunds relating to services performed in 2012 shall be deducted from the 2012 Adjusted EBITDA even if such reductions are inconsistent with GAAP or the Company’s prior practices and procedures.

(iii)
“2012 Second Period Adjusted EBITDA” shall mean, for the period beginning and August 1, 2012 and ending on December 31, 2012, the aggregate earnings before interest, taxes on income, depreciation and amortization expenses of the Company, its Subsidiary and the Surviving Corporation (but specifically excluding from such calculation any Extraordinary Expenses), collectively, determined in accordance with GAAP and using the same accounting principles, procedures, policies and methods employed in preparing the Financial Statements (to the extent not inconsistent with GAAP) and the 2012 First Period Adjusted EBITDA, it being understood that any existing claims, settlements, credits or refunds relating to services performed in 2012 shall be deducted from the 2012 Adjusted EBITDA even if such reductions are inconsistent with GAAP or the Company’s prior practices and procedures.

(iv)
“Extraordinary Expenses” means, collectively, (i) up to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) of the 2012 expenses incurred by the Company or its Subsidiary in connection with (a) the relocating, set-up, take-down and return of a portion of the Company’s operations in the Pataskala, Ohio area to the Trilogy Fulfillment facility in Groveport, Ohio, and then back to the Company’s Pataskala, Ohio facility, and (b) terminating the Company’s agreement with Trilogy Fulfillment, (c) auditing and review of the Company’s Financial Statements by an independent accounting firm, and (d) to the extent paid for by or for the benefit of the SFC Equityholders, the Company or its Subsidiary, any legal and other transaction related expenses incurred in the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, all of the expenses described in the attached Schedule A-4 will be deemed to be Extraordinary Expenses.

(d)           On or before the date that Parent files with the SEC its quarterly report on Form 10-Q for its fiscal quarter ended December 31, 2012, Parent shall (i) deliver to Equityholder Representative a separate report (the “Estimated Adjusted EBITDA Report”) setting forth Parent’s good faith determination of the estimated 2012 Adjusted EBITDA and resulting Earn Out Amounts, if any (the “Estimated Earn Out Amounts”), and (ii) pay to the SFC Equityholders (by wire transfer of immediately available funds to the accounts and in proportion their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule) an amount equal to fifty percent (50%) of the Estimated Earn Out Amounts (the “First Earn Out Amount Installment”).  The Estimated Adjusted EBITDA Report shall be prepared in good faith by Parent in substantially the same manner as the Financial Statements (to the extent not inconsistent with GAAP) and the 2012 First Period Adjusted EBITDA.

(e)           Within thirty (30) days of filing with the SEC of its annual report on Form 10-K for its 2013 fiscal year (the “Annual Report”), Parent shall prepare and deliver to Equityholder Representative a written report (the “Parent’s Adjusted EBITDA Report”) setting forth its final calculation of the 2012 Adjusted EBITDA and the resulting Earn Out Amounts (which calculation shall be confirmed by an audit performed by Parent’s independent accounting firm), along with supporting documentation and the basis for determining the same, including financial statements for the Company, its Subsidiary and the Surviving Corporation for the period beginning on August 1, 2012 and ending on December 31, 2012.  Parent’s Adjusted EBITDA Report shall be prepared in the same manner as the Financial Statements (to the extent not inconsistent with GAAP) and the 2012 First Period Adjusted EBITDA. In the event that Equityholder Representative objects to any of the calculations set forth in the Parent’s Adjusted EBITDA Report, Equityholder Representative may, not later than forty-five (45) calendar days after receipt of the Parent’s Adjusted EBITDA Report, deliver a report thereon (the “SFC Adjusted EBITDA Report”) to Parent prepared by either the Company’s existing accountant (Philip Vogel & Co. PC) or a national reputable accounting firm, the cost of which shall be borne by the SFC Equityholders from the Escrow Account.  During such forty-five (45) day period, Parent and the Surviving Corporation shall make reasonably available during normal business hours to Equityholder Representative’s accounting firm and other agents such documents and information as may be requested by Equityholder Representative’s accounting firm and other agents to prepare the SFC Adjusted EBITDA Report.  The SFC Adjusted EBITDA Report shall list all of the items included in the Parent’s Adjusted EBITDA Report, if any, to which Equityholder Representative takes exception and its accounting firm’s proposed adjustment and rationale.  If Equityholder Representative (i) delivers its written acceptance of the Parent’s Adjusted EBITDA Report, or (ii) fails to deliver to Parent the SFC Adjusted EBITDA Report within forty-five (45) calendar days following its receipt of the Parent’s Adjusted EBITDA Report or does not set forth any exceptions, Equityholder Representative shall automatically be deemed to have accepted the Parent’s Adjusted EBITDA Report for all purposes of this Agreement (and the calculations set forth in Parent’s Adjusted EBITDA Report shall be final and binding upon the parties) upon the earlier of the delivery of Equityholder Representative’s written acceptance or the expiration of such forty-five (45) calendar day period.  If Parent and the Equityholder Representative are unable, within forty-five (45) calendar days after receipt of the SFC Adjusted EBITDA Report, to resolve any disputed exceptions, such disputed exceptions will be referred to a reputable, nationally recognized independent accounting firm selected by Parent’s accounting firm and the Equityholder Representative’s accounting firm (the “Independent Accounting Firm”).  The Independent Accounting Firm shall, within forty-five (45) days following its selection, deliver to Parent and the Equityholder Representative a written report determining its resolution of such disputed exceptions (and only such disputed exceptions) and its determination of the 2012 Adjusted EBITDA and Earn Out Amounts based on such resolution, and its determinations will be final and binding upon the parties hereto for all purposes of this Agreement.  The fees and disbursements of the Independent Accounting Firm acting under this Section 2.07(e) shall be apportioned between the SFC Equityholders (paid from the Escrow Amount) and the Surviving Corporation based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm.  The Independent Accounting Firm may not assign a value to any item greater than the greatest value claimed for such item by any party or less than the smallest value claimed for such item by either party.

(f)           If the Earn Out Amounts, as finally determined under Section 2.07(e), are more than the First Earn Out Amount Installment, Parent shall, within three (3) business days following the Earn Out Amounts becoming final and binding pursuant to Section 2.07(e), and based upon such final determination, pay the excess by wire transfer of immediately available funds to the SFC Equityholders to the accounts and in proportion to their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule.  If the Earn Out Amounts, as finally determined under Section 2.07(e), are less than the First Earn Out Amount Installment, within three (3) business days following the Earn Out Amounts becoming final and binding pursuant to Section 2.07(e), and based upon such final determination, Parent and the Escrow Agent shall debit the Escrow Account by such deficiency, on a dollar for dollar basis.

(g)           Parent’s and Surviving Corporation’s obligations under this Section 2.07 are intended to be and shall be subject to the provisions set forth in one or more Subordination Agreement(s) (the “Subordination Agreement(s)”).  At least one such Subordination Agreement shall be in favor of Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC) (“Wells Fargo”) in a form reasonably required by Wells Fargo, relating to an existing credit facility evidenced by that certain Credit Agreement, dated as of November 12, 2009, by and between Parent, its subsidiaries and Wells Fargo, as agent and for certain lenders executing the same, as the same has been and may further be amended, restated, amended and restated, refinanced, replaced, or otherwise and modified from time to time.  Furthermore, the Equityholder Representative agrees to execute and deliver such additional Subordination Agreement(s) reasonably requested by Parent (which shall provide for a level and manner (but not an amount) of subordination that is not materially adverse to the SFC Equityholders when compared to the terms of the Subordination Agreements granted in favor of Wells Fargo in favor of Parent’s and/or its subsidiaries’ current or future institutional lenders in connection with any financing of the transactions contemplated hereby and the required or advisable working capital related thereto (provided that the principal amount of such working capital financing provided outside of the Wells Fargo credit facility described above shall not, for purposes of this Section 2.07(g), exceed Five Million and 00/100 Dollars ($5,000,000.00)).   In no event shall such Subordination Agreements require (i) subordination to an aggregate principal amount in excess of the maximum revolving commitments available from time to time under the Wells Fargo facility described herein and the total principal amount to be borrowed to finance the transactions contemplated hereby and the working capital related thereto (provided that the principal amount of such working capital financing provided under credit facilities outside of the Wells Fargo credit facility described above shall not, for purposes of this Section 2.07(g), exceed Five Million and 00/100 Dollars ($5,000,000.00)) and interest thereon (collectively, the “Senior Indebtedness”); or (ii) the complete prohibition of the payment of the Earn Out Amounts solely based upon the outstanding principal balance of the Senior Indebtedness remaining due and payable.  Notwithstanding anything contained in this Agreement or the Subordination Agreements to the contrary, Parent agrees that in no event shall Parent’s and Surviving Corporation's obligations under this Section 2.07 be subordinate to maximum revolving commitments available as of the date of this Agreement under the Wells Fargo facility described above plus the total principal amount to be borrowed to finance the transactions contemplated hereby and the working capital related thereto (provided that the principal amount of such working capital financing provided under credit facilities outside of the Wells Fargo credit facility described above shall not, for purposes of this Section 2.07(g), exceed Five Million and 00/100 Dollars ($5,000,000.00)).

(h)           Unless Parent, Surviving Corporation and Equityholder Representative otherwise agree in writing, during the entire period commencing on the Effective Time and ending on December 31, 2012 (the “Earn Out Period”), Parent and Surviving Corporation shall manage and operate the business of the Surviving Corporation and the Subsidiary (collectively, the “Combined Business”) in good faith and in the ordinary course of business, without compromising the reasonable long-term business initiatives and concerns of the Combined Business.  Generally, during the Earn Out Period, Zisk shall have day-to-day control of the Surviving Corporation and the Subsidiary to the extent consistent with the past practices of the Company, subject to the reasonable supervision of the Parent Board.  During the Earn Out Period, Zisk shall not, without the prior written consent of Parent (which for the purposes of clause (ii) below, only, shall not be unreasonably withheld, conditioned or delayed) take any action which

(i)	would otherwise be prohibited by Section 6.01 prior to the Effective Time,

(ii)	is outside the ordinary course of business or is inconsistent with the past practices of the Company and its Subsidiary, or

(iii)	could reasonably be expected to materially and adversely affect the revenues, expenses, liabilities or obligations of the Combined Business following the Earn Out Period.

SECTION 2.08.  Net Working Capital Adjustment.

(a)           The Aggregate Cash Closing Consideration shall be subject to adjustment as follows:

(i)
Schedule D sets forth a calculation of the Net Working Capital as of July 31, 2012.  For purposes of this Agreement, “Net Working Capital” means, as of any date, (A) the current assets of the Company and its Subsidiary less (B) the current liabilities of the Company and its Subsidiary, determined in accordance with GAAP and using the same accounting principles, procedures, policies and methods employed in preparing the Most Recent Balance Sheet (as such term is defined below) and Schedule D to the extent not inconsistent with GAAP.

(ii)
Not more than seven (7) business days nor less than three (3) business days before the Effective Time, the Equityholder Representative shall deliver to Parent a separate report (the “Estimated Working Capital Report”) setting forth the estimated Net Working Capital as of 12:01 a.m. as of the Effective Time (the “Estimated Closing Net Working Capital”).  The Estimated Working Capital Report shall be prepared in the same manner as the Most Recent Balance Sheet and following the accounting principles, procedures, policies and methods employed in preparing the Financial Statements and Schedule D.  If (i) the Estimated Closing Net Working Capital exceeds the Target Working Capital, the Aggregate Cash Closing Consideration shall be increased, on a dollar for dollar basis, by the amount of such excess; or (ii) the Estimated Closing Net Working Capital is less than the Target Working Capital, the Aggregate Cash Closing Consideration shall be reduced, on a dollar for dollar basis, by the amount of such deficiency, in each case without further act or deed by the Equityholder Representative or SFC Equityholders.  As used herein, the term “Target Working Capital” means Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00).

(b)           Within thirty (30) days of filing with the SEC of its Annual Report, Parent shall prepare and deliver to Equityholder Representative a written report (the “Closing Working Capital Report”) setting forth the calculation of the Net Working Capital as of 12:01 a.m. as of the Effective Time (which calculation shall be confirmed by an audit performed by Parent’s independent accounting firm, the “Closing Net Working Capital”), along with supporting documentation and the basis for determining the same.  The Closing Working Capital Report shall be prepared in the same manner as the Most Recent Balance Sheet and following the accounting principles, procedures, policies and methods employed in preparing the Financial Statements and Schedule D, to the extent not inconsistent with GAAP.  In the event that Equityholder Representative objects to any of the calculations set forth in the Closing Working Capital Report, Equityholder Representative may, not later than forty-five (45) calendar days after receipt of the Closing Working Capital Report, deliver a report thereon (the “SFC Net Working Capital Report”) to Parent prepared by either the Company’s existing accountant or a national reputable accounting firm (Philip Vogel & Co. PC), the cost of which shall be borne by the SFC Equityholders from the Escrow Account.  During such forty-five (45) day period, Parent and the Surviving Corporation shall make reasonably available during normal business hours to Equityholder Representative’s accounting firm and other agents such documents and information as may be requested by Equityholder Representative’s accounting firm and other agents to prepare the SFC Net Working Capital Report.  The SFC Net Working Capital Report shall list all of the items included in the Closing Working Capital Report, if any, to which Equityholder Representative takes exception and its accounting firm’s proposed adjustment and rationale.  If Equityholder Representative (i) delivers its written acceptance of the Closing Working Capital Report, or (ii) fails to deliver to Parent the SFC Net Working Capital Report within forty-five (45) calendar days following its receipt of the Closing Working Capital Report or does not set forth any exceptions, Equityholder Representative shall automatically be deemed to have accepted the Closing Working Capital Report for the purposes of any adjustment under Section 2.08(c) and for all other purposes of this Agreement (and the calculations set forth in Closing Working Capital Report shall be final and binding upon the parties) upon the earlier of the delivery of Equityholder Representative’s written acceptance or the expiration of such forty-five (45) calendar day period.  If Parent and the Equityholder Representative are unable, within thirty (30) calendar days after receipt of the SFC Net Working Capital Report, to resolve the disputed exceptions, such disputed exceptions will be referred to an Independent Accounting Firm.  The Independent Accounting Firm shall, within forty-five (45) days following its selection, deliver to Parent and the Equityholder Representative a written report determining its resolution of such disputed exceptions (and only such disputed exceptions) and its calculation of the Closing Net Working Capital based on such resolution, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any adjustment under Section 2.08(c) and for all other purposes of this Agreement.  The fees and disbursements of the Independent Accounting Firm acting under this Section 2.08(b) shall be apportioned equally between the SFC Equityholders (paid from the Escrow Amount) and Parent based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm.  The Independent Accounting Firm may not assign a value to any item greater than the greatest value claimed for such item by any party or less than the smallest value claimed for such item by either party.

(c)           Post-Closing Adjustment.

(i)
If the Closing Net Working Capital, as finally determined under Section 2.08(b), is more than the Estimated Closing Net Working Capital, Parent shall, within three (3) business days following the Closing Net Working Capital becoming final and binding pursuant to Section 2.08(b), and based upon such final determination, pay the excess by wire transfer of immediately available funds to the SFC Equityholders to the accounts and in proportion to their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule.  If the Closing Net Working Capital, as finally determined under Section 2.08(b), is less than the Estimated Closing Net Working Capital, within three (3) business days following the Closing Net Working Capital becoming final and binding pursuant to Section 2.08(b), and based upon such final determination, Parent and the Escrow Agent shall debit the Escrow Account by such deficiency, on a dollar for dollar basis.

(ii)
In addition, any outstanding principal balance on all receivables of the Company as the Effective Time (the “Acquired Receivables”), net of any reserves for doubtful or uncollectible accounts, that are included in the Estimated Closing Net Working Capital that are not in fact collected as of the date that the Closing Net Working Capital and have not previously been deducted in calculating the Closing Net Working Capital, as finally determined under Section 2.08(b), shall be deducted from the Closing Net Working Capital (any such Acquired Receivables, a “Deducted Receivable”).  The Surviving Corporation shall use commercially reasonable efforts to collect all the Acquired Receivables.  When payments are received on account of any obligor under any such Acquired Receivable, the Surviving Corporation shall apply such payments first, to any invoice(s) referenced in connection with such payments, second, to the oldest invoice where the amount of the payment matches the amount set forth on the invoice, and third to the oldest unpaid invoices.  To the extent that Surviving Corporation receives any payment in respect of a Deducted Receivable, Surviving Corporation shall promptly remit such payments by wire transfer of immediately available funds to the SFC Equityholders to the accounts and in proportion their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SFC EQUITYHOLDERS

As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the Company Disclosure Schedule, the Company and the SFC Equityholders, hereby, on a several basis, and not joint or joint and several, represent and warrant to Parent and Merger Sub that:

SECTION 3.01.  Organization and Qualification; Subsidiary.

(a)           Each of the Company and SpeedFC, S. de R.L. de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable and the sole subsidiary of the Company (the “Subsidiary”), is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and the Subsidiary is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below).

(b)           The Subsidiary is the sole subsidiary of the Company.  The jurisdiction of incorporation or organization of the Subsidiary and the percentage of the outstanding capital stock of the Subsidiary owned by the Company and each other owner of the Subsidiary, is set forth in Section 3.01(b) of the disclosure schedule of the Company, attached hereto as Schedule B (the “Company Disclosure Schedule”), which has been prepared by the Company and delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.  Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule or as contemplated hereby, the Company does not directly or indirectly own or have any right to acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02.  Certificate of Incorporation and By-laws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and its Subsidiary.  Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect.  Neither the Company nor its Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03.  Capitalization.

(a)           The authorized capital stock of the Company consists of a total of nine million (9,000,000) authorized shares of Company Stock, of which eight million (8,000,000) shares of Company Stock are Company Common Stock, one million (1,000,000) shares are Series A Preferred Stock.  As of the date of this Agreement, (i) four million seven hundred twelve thousand three hundred thirty three (4,712,333) shares of Company Common Stock (including in such calculation currently vested Restricted Shares and four thousand (4,000) Restricted Shares which are scheduled to vest on or before October 1, 2012) and nine hundred thirty five thousand (935,000) shares of Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and subject to no preemptive rights (and were not issued in violation of any subscriptive or preemptive rights), (ii) no shares of Company Common Stock and fifty thousand (50,000) shares of Series A Preferred Stock are held in the treasury of the Company, (iii) zero (0) shares of Company Common Stock and no shares of Series A Preferred Stock are held by its Subsidiary, (iv) 271,500 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Options and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Plans.  The Company has not filed the certificate of designation for, and therefore, has not created, a class of Series B Convertible Preferred Stock, par value $0.01 per share, and no such shares have been issued or outstanding.  The final version of Schedule A-3 and Section 2.06(c) of the Company Disclosure Schedule are true and correct in all respects.  Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or its Subsidiary or obligating the Company or its Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or its Subsidiary and the Company does not have any commitment to authorize, issue or sell any Company Stock or rights, except as set forth in this Agreement.  All debentures and other notes issued by the Company and/or its Subsidiary have been paid in full or converted into Company Common Stock in accordance with their respective terms.  All warrants issued by the Company and/or its Subsidiary have expired or have been canceled or validly exercised.  Section 3.03(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Company Stock Award, the following information:  (i) a list of the holders of outstanding Company Stock Awards; (ii) the date that each such Company Stock Award was granted; (iii) the number of shares of Company Common Stock subject to each such Company Stock Award; (iv) the applicable vesting schedule and expiration date with respect thereto; (v) the price at which each such Company Stock Award may be exercised; (vi) the particular plan or agreement pursuant to which such Company Stock Award was granted; and (vii) whether the exercisability of or right to repurchase of the Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of any such acceleration.  The Company has made available to Parent accurate and complete copies of all Company Stock Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding, and the form of all stock award agreements evidencing such Company Stock Awards.  There are no outstanding contractual obligations of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Subsidiary or any other person.  All outstanding shares of Company Common Stock, all outstanding Company Stock Awards and all outstanding shares of capital stock of the Subsidiary have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts.

(b)           Each outstanding share of capital stock of the Subsidiary is duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or subscriptive rights, and each such share is owned by the Company or Zisk free and clear of all Liens (other than Permitted Liens), options, rights of first refusal or limitations on the Company’s or its Subsidiary’s voting rights.  There are no contracts by which the Subsidiary is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts relating to the rights or obligations of the Company or Zisk to vote or to dispose of such shares.

SECTION 3.04.  Authority Relative to This Agreement.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or stockholder action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Applicable Corporate Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the SFC Equityholders, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)           The Company Board, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or through an action by written consent, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger.  The stockholders of the Company have approved the Merger and the transactions contemplated hereby.

SECTION 3.05.  No Conflict; Required Filings and Consents.  Except as otherwise set forth in Section 3.05 of the Company Disclosure Schedule:

(a)           Subject to the expiration of applicable waiting periods and the making of required filings under Securities Laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or its Subsidiary, (ii) conflict with or violate any Law applicable to the Company or its Subsidiary or by which any property or asset of the Company or its Subsidiary is bound or affected, (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or its Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, or (iv) violate or constitute a default under the Escritura Constitutiva or Estatutos Sociales of the Subsidiary, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereunder do not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for filing and recordation of appropriate merger documents as required by Applicable Corporate Law and appropriate documents with the relevant authorities of other states and jurisdictions in which the Company is qualified to do business.  As of the date hereof, the Company has no knowledge of any reason why the approvals of all Governmental Authorities necessary to permit consummation by the Company of the transactions contemplated by this Agreement will not be received.

(c)           The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereunder do not and will not, require any consent, approval, authorization or permit of, or filing with or notification to any other person other than a Governmental Authority, whether under any Material Contract or otherwise, excluding any contracts under which the Company has no material continuing obligations.

SECTION 3.06.  Permits.  Each of the Company and its Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority reasonably necessary for each of the Company or its Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”).  As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.  Neither the Company nor its Subsidiary is, in any material respect, in conflict with, or in default, breach or violation of any Company Permit.

SECTION 3.07.  Financial Statements.

(a)           The Company’s fiscal year ends on December 31 of each year.  Attached as Section 3.07(a) of the Company Disclosure Schedule contains true and complete copies of the audited consolidated balance sheets and consolidated statements of operations, consolidated statements changes in stockholders’ equity and consolidated statements of cash flows of the Company as of, and for the annual periods ended, December 31, 2009, December 31, 2010 and December 31, 2011 (the “Annual Statements”) and the reviewed consolidated balance sheet and consolidated statement of income, consolidated statement of cash flow and consolidated statement of changes in stockholders’ equity of the Company as of, and for the period ended, July 31, 2012 (the “Interim Statement,” and collectively with the Annual Statements, the “Financial Statements”).

(b)           Each of the Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiary as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Statement is subject to normal year-end adjustments and lacks footnotes.

(c)           Except as and to the extent set forth on the consolidated balance sheet of the Company included in the Interim Statement (the “Most Recent Balance Sheet”), neither the Company nor its Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) required to be disclosed in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(d)           The Company maintains and will, until the Closing or earlier termination of this Agreement, continue to maintain a standard system of accounting established and administered in accordance with GAAP.  Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Section 3.07(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e)           Since the date of the Most Recent Balance Sheet, neither the Company nor its Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiary, has received any written or oral complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiary or their respective internal accounting controls, including any such complaint or claim that the Company or its Subsidiary has engaged in illegal accounting or auditing practices.  No attorney representing the Company or its Subsidiary, whether or not employed by the Company or its Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof, the Company’s accountants (in any written response letter) or to any director or officer of the Company.  Since the date of the Most Recent Balance Sheet, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f)           All accounts receivable of the Company and its Subsidiary reflected on the Most Recent Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP applied on a consistent basis.  Since the date of the Most Recent Balance Sheet, neither the Company nor its Subsidiary have modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or its Subsidiary sell goods, fill orders or record sales.

(g)           All accounts payable of the Company and its Subsidiary reflected on the Most Recent Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid, are not yet due or payable or are otherwise subject to good faith dispute by the Company or its Subsidiary.  Since the date of the Most Recent Balance Sheet, the Company and its Subsidiary have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08.  Absence of Certain Changes or Events.

  Since the date of the Most Recent Balance Sheet, except as set forth in Section 3.08 of the Company Disclosure Schedule, (a) the Company and its Subsidiary have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been:

(i)	any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii)
any amendment of any term of any outstanding security of the Company or of its Subsidiary or to the Company or its Subsidiary’s certificate of incorporation or bylaws (or similar governing documents) other than as contemplated by this Agreement;

(iii)
any (A) incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, other than advances under the Company’s Comerica Line in the ordinary course of business consistent with past practices or (B) assumption, guarantee or endorsement by the Company of any obligations (other than performance obligations under contracts entered into by the Company or its Subsidiary in the ordinary course of business) of any other person, in each case;

(iv)	any creation or assumption by the Company or its Subsidiary of any Lien (other than a Permitted Lien) on any material asset thereof;

(v)	any making of any loan, advance, capital contribution or investment in any person by the Company or its Subsidiary in excess of $50,000 individually, or in excess of $100,000 in the aggregate;

(vi)	any material change in any accounting policies or practices by the Company or its Subsidiary except as required by GAAP or applicable Law; or

(vii)
any (A) employment, consulting, independent contractor, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, consultant, independent contractor, partner or employee of the Company or its Subsidiary (or any material amendment to any such existing agreement), (B) any grant or agreement to grant any option, stock, bonus, deferred compensation, severance or termination pay to any director, officer, consultant, independent contractor, partner or employee of the Company or its Subsidiary, or (C) change in compensation or benefits payable to any director, officer, consultant, independent contractor, partner or employee of the Company or its Subsidiary, except, in each case, in the ordinary course of business, or as required by contract or applicable Law.

SECTION 3.09.  Absence of Litigation.  Except as specifically disclosed in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action or similar proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary, or any property or asset of the Company or its Subsidiary, that (a) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.  Neither the Company nor its Subsidiary nor any property or asset of the Company or its Subsidiary is subject to (i) any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or (ii) any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each such case that would reasonably be expected to, individually or in the aggregate, (x) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (y) prevent or materially delay the Company from performing its obligations under this Agreement or (z) have a Company Material Adverse Effect.

SECTION 3.10.  Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Schedule lists each Employee Benefit Plan.  “Employee Benefit Plan” or “Plan” means any “employee benefit plan” (as such term is defined in § 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as such term is defined in ERISA § 3(37)) and any other benefit, compensatory or fringe plan, program, contract, agreement or arrangement to which the Company or its Subsidiary or any of their respective ERISA Affiliates is a party, with respect to which the Company or its Subsidiary or any of their respective ERISA Affiliates has any obligation or which are maintained, contributed to or sponsored by the Company or its Subsidiary or any of their respective ERISA Affiliates for the benefit of directors, officers, shareholders, consultants, independent contractors and employees or former employees of the Company or its Subsidiary or any of their respective ERISA Affiliates and their dependents, including, without limitation, any bonus, stock option, stock purchase, restricted stock, phantom stock, stock unit, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, change of control, insurance, medical, dental, vision, life, disability, retiree medical or life, fringe benefit, vacation, paid time off, dependent or day care, cafeteria, medical expense reimbursement, adoption assistance, travel insurance, parking, transportation, health club, social club or other membership, or other benefit plan, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not and whether written or oral.  “ERISA Affiliate” means each entity that is treated as a single employer with the Company or Subsidiary for purposes of Section 414 of the Code, or Section 4001(a)(14) or 4001(b) of ERISA.

(b)           Except as set forth on Section 3.10(b) of the Company Disclosure Schedule, each Employee Benefit Plan is in writing, and the Company has furnished or otherwise made available to Parent a true and complete copy of each Plan and has delivered or otherwise made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the Internal Revenue Service (“IRS”) Form 5500, attachments and Summary Annual Reports for 2009 and 2010, (iv) the most recent IRS determination letter or opinion letter for each Plan intended to meet the qualification requirements of Section 401(a) of the Code, and (v) the actuarial report and financial statement in connection with each Plan for 2009 and 2010.

(c)           Neither the Company nor its Subsidiary or any of their respective ERISA Affiliates has any obligation at Law or by contract (i) to create, implement, incur liability with respect to or cause to exist any Employee Benefit Plan other than those listed in Section 3.10(a) of the Company Disclosure Schedule, (ii) to enter into any contract or agreement to provide compensation or benefits to any person, or (iii) to materially modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable law.

(d)           None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a defined benefit pension plan (within the meaning of Section 3(35) of ERISA).  Neither the Company nor its Subsidiary or any of their respective ERISA Affiliates  has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any multiemployer plan, and no fact or event exists which would reasonably be expected to give rise to any such liability.

(e)           Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or its Subsidiary or any of their respective ERISA Affiliates to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or its Subsidiary or any of their respective ERISA Affiliates to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code.

(f)           None of the Plans provides for or promises retiree benefits to any person.  Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide health, disability, life or other welfare benefits to any individual who is not currently an employee of the Company or any of its Subsidiaries or ERISA Affiliates, except for benefits and coverage required by applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Title I of ERISA.

(g)           The Company and its Subsidiary and each of their respective ERISA Affiliates have complied in all material respects with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)           There are no restrictions on the rights of the Company or any of its Subsidiaries or ERISA Affiliates to amend or terminate any Plan (other than reasonable and customary advance notice and consent requirements and administrative expenses) without incurring any material liability thereunder.

(i)           Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law including, without limitation, ERISA and the Code.  The Company and its Subsidiary and each of their respective ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or in material violation of, and have no knowledge of any default or material violation by any party with respect to, any Plan.

(j)           Each Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code, or is based upon a prototype or volume submitter plan for which the sponsor of such prototype or volume submitter has received a favorable opinion letter from the Internal Revenue Service that the prototype or volume submitter plan (including all amendments) is tax qualified under Section 401(a) of the Code and the Company, its Subsidiary and their respective ERISA Affiliates are entitled to rely upon such opinion letter, and such Plan is qualified within the meaning of Section 401(a) of the Code and each related Plan trust is exempt from taxation under Section 501(a) of the Code, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.  Each such Plan has been timely amended to reflect the provisions of any and all legal requirements in effect for any period prior to or as of the Merger other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired, and there are no material plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2006-27 or 2008-50 with respect to any such Plan.

(k)           There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

(l)           All contributions, premiums or payments required to be made by the Company, its Subsidiary or their respective Affiliates with respect to any Plan have been made on or before their due dates.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(m)           Except as set forth in Section 3.10(m) of the Company Disclosure Schedule, each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is fully funded through an insurance company contract.

(n)           No Plan is intended by the Company, its Subsidiary or any of their respective ERISA Affiliates to meet the requirements of Code Section 501(c)(9).

(o)           No action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and no fact or event exists that would reasonably be expected to give rise to any such action.

(p)           Each Plan that is a nonqualified deferred compensation plan that must comply with the requirements of Section 409A of the Code has been documented, operated and administered in material compliance with Section 409A of the Code and the regulations issued thereunder.  In addition, no such nonqualified deferred compensation plan that is intended by the Company, its Subsidiary or any of their respective ERISA Affiliates to be exempt from Section 409A of the Code by reason of such plan being in existence prior to the promulgation of Code Section 409A has been modified (as defined under Section 409A) on or after October 3, 2004 except to bring any such plan into compliance with Section 409A of the Code.  No current or former service providers, including without limitation, directors, officers, shareholders, consultants, independent contractors or employees, of the Company or its Subsidiary or any of their respective ERISA Affiliates is or would reasonably be expected to be subject to any adverse tax consequences under Section 409A of the Code.

(q)           The Company and its Subsidiary and their respective ERISA Affiliates have not granted any awards intended to constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Code.

(r)           All Company Stock Options have been granted with an exercise price at no less than fair market value as of the date of grant and do not contain any provisions that would subject them to the requirements of Code Section 409A.  No restricted stock units, phantom stock, or stock appreciation rights have been awarded by the Company or its Subsidiaries or ERISA Affiliates.

(s)           Any Plan intended to constitute an “employee stock purchase plan” within the meaning of Code Section 423 complies in all material respects with the requirements of Code Section 423.

(t)           In addition to the foregoing, with respect to each Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):

(i)
all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(ii)
the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii)
each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.  Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws.

SECTION 3.11.  Labor and Employment Matters.

(a)           Section 3.11(a)(i) of the Company Disclosure Schedule is a true and accurate list of all employees of the Company and its Subsidiary (each a “Company Employee” and collectively, the “Company Employees”) (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, short-term disability or long-term disability, and indicating the date and location of employment, current title, compensation and other incentive pay and benefits accrued.  Section 3.11(a)(ii) of the Company Disclosure Schedule is a true and accurate list of all consultants of and independent contractors to the Company and its Subsidiary (each a “Company Contractor” and collectively, the “Company Contractors”) (and designating as such).

(b)           Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiary, on one hand, and any of their respective employees, on the other hand, (ii) no employee of the Company or its Subsidiary is represented by a labor union, association or representative body; (iii) neither the Company nor its Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiary; (iv) neither the Company nor its Subsidiary has breached in any material respect or otherwise failed in any material respect to comply with any agreement or contract with any Company Employee or Company Contractor, and there are no known material grievances outstanding against the Company or its Subsidiary under any such agreement or contract; (v) there are no unfair labor practice charges pending against the Company or its Subsidiary before the National Labor Relations Board; (vi) no petition has been filed or proceedings instituted by any Company Employee with any labor relations board seeking recognition of a bargaining representative; (vii) to the Company’s knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, association or representative body to organize the Company Employees and no demand for recognition of the Company Employees has been made by, or on behalf of, any labor union, association or representative body; and (viii) there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s knowledge, threatened between the Company or its Subsidiary, on the one hand, and the Company Employees, on the other hand.

(c)           Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, the Company and its Subsidiary are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, terms and conditions of employment, collective bargaining, classification of workers, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Company Employees and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company and its Subsidiary have paid in full to all Company Employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Company Employees and there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the Company’s knowledge, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or its Subsidiary.  Neither the Company nor its Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company’s knowledge, threatened with respect to the Company.  There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which is now pending or, to the Company’s knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or its Subsidiary has employed or employs any person.  The Company and its Subsidiary are in material compliance with the obligations of the Fair Labor Standards Act (“FLSA”) and the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement.  Neither the Company nor its Subsidiary has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company and its Subsidiary without complying with all provisions of WARN, or implemented any early retirement, separation or window program within the past five (5) years, nor has the Company or its Subsidiary announced any such action or program for the future.  Since the date of the Most Recent Balance Sheet, no executive officer’s or other key employee’s employment with the Company or its Subsidiary has been terminated for any reason nor has any such officer or employee notified the Company and its Subsidiary of his or her intention to resign or retire.

(d)           All Company Employees and Company Contractors of the Company or its Subsidiary earning on an annual basis an amount in excess of $50,000 are, including employer, job title, location and compensation, listed on Section 3.11(d)(i) to the Company Disclosure Schedule.  Except as set forth on Section 3.11(d)(ii) to the Company Disclosure Schedule, to the Company’s knowledge no present or past employee of the Company or its Subsidiary is bound by a non-competition agreement with any person other than the Company or its Subsidiary.  Except as set forth on Section 3.11(d)(iii) to the Company Disclosure Schedule, neither the Company nor its Subsidiary is a party to any contract with any employee or any contract with any former employee under which the Company or its Subsidiary has any material, continuing obligations (excluding confidentiality obligations).

(e)           Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, all current officers, consultants, independent contractors, management employees, and technical and professional employees of the Company and its Subsidiary are under written obligation to the Company or its Subsidiary, as applicable, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or its Subsidiary, as applicable, all inventions made by them within the scope of their employment during such employment.

(f)           To the knowledge of the Company, neither the Company nor its Subsidiary has made any commitments, either written or oral, to any person who is a non-U.S. citizen regarding pursuing or securing a work visa or permanent resident visa.  All non-U.S. citizens providing services to the Company or its Subsidiary in the United States, to the extent required by Law, have secured a work visa or permanent resident visa.

(g)           Except as set forth in Schedule 3.11(g) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor its Subsidiary has misclassified any person as an independent contractor or employee for tax purposes or failed to properly pay any withholding or other taxes due with respect thereto.

(h)           To the knowledge of the Company, no employee of the Company or its Subsidiary has provided or is providing information to any Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or its Subsidiary.  Neither the Company nor its Subsidiary nor, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or its Subsidiary has discharged, demoted or suspended an employee of the Company or its Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

SECTION 3.12.  Leased Real Property; Title to Assets.

(a)           Neither the Company nor its Subsidiary has any right, title or interest in or to (other than leasehold interests disclosed in Section 3.12(a) of the Company Disclosure Schedule and rights appurtenant thereto) any real property.  Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or its Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or its Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”).  True, correct and complete copies of all Lease Documents have been delivered or otherwise made available to Parent.

(b)           There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or its Subsidiary for the purposes for which it is currently being used.  There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or its Subsidiary other than those that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)           Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, each of the Company and its Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, or licenses to or rights to use, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens (including imperfections of title, if any, that do not materially interfere with the present value of the subject property).

SECTION 3.13.  Intellectual Property.

(a)           Section 3.13(a) of the Company Disclosure Schedule sets forth all material items of Intellectual Property owned by the Company and its Subsidiary and/or are necessary for or useful in the operation of the Company’s and its Subsidiary’s business as currently and proposed by the Company to be conducted (“Intellectual Property Assets”), including a complete and accurate list of all such U.S. and foreign (1) Patents and Patent applications; (2) issued and pending Trademark registrations (including Internet domain name registrations) and applications and material unregistered Trademarks; and (3) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and current status; provided that Section 3.13(a) of the Company Disclosure Schedule will not set forth any Intellectual Property Assets that constitute confidential and proprietary information, trade secrets and know-how, as such items may not readily be scheduled.

(b)           Except as would not have a Company Material Adverse Effect, the Company and its Subsidiary own or, pursuant to Company License Agreements (covering or relating to the Intellectual Property) listed on Section 3.13(b)(i) of the Company Disclosure Schedule and licenses pertaining to the Software listed in Sections 3.13(b)(ii) of the Company Disclosure Schedule, have the right to use all Intellectual Property necessary for the operation of the Company’s and its Subsidiary’s business as currently and proposed by the Company to be conducted.  Section 3.13(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by the Company or its Subsidiary, indicating for each the title and owner/licensor of the Software and whether or not such Software constitutes, uses (including in the development or testing thereof), or is derived from any Publicly Available Software.

(c)           Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, the Intellectual Property Assets are free and clear of all Liens (other than Permitted Liens).

(d)           Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, (i) all Intellectual Property Assets are valid and enforceable, and to the extent such Intellectual Property Asset is the subject of a registration or application, such Intellectual Property Asset is subsisting and has not been canceled, expired, or abandoned; and (ii) each Company License Agreement is valid and enforceable (subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity) against each party thereto and is in full force and effect, and, to the Company’s knowledge, the underlying Intellectual Property has not been canceled, expired, or abandoned.  Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation Action before any court or registration authority in any jurisdiction against any of the items listed in Section 3.13(a) or 3.13(b)(ii) of the Company Disclosure Schedule, or, to the knowledge of the Company, against any Intellectual Property licensed to the Company or its Subsidiary.

(e)           Except as set forth on Section 3.13(e) of the Company Disclosure Schedule, the conduct of the Company’s and its Subsidiary’s business as currently conducted does not, to the Company’s knowledge, infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe).  Section 3.13(e) of the Company Disclosure Schedule lists all U.S. and foreign Patents concerning which: (i) the Company has obtained or requested written opinion of counsel; or (ii) the Company has received written or oral allegation or notice of infringement or license offer outside the ordinary course of business.  Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, there are no claims or suits pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary, and neither the Company nor its Subsidiary has received any notice of a third party claim or suit against the Company or its Subsidiary (i) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property.

(f)           There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or its Subsidiary is bound which (i) restrict the Company’s or its Subsidiary’s rights to use any Intellectual Property, (ii) restrict the Company’s or its Subsidiary’s business in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Intellectual Property owned by the Company or its Subsidiary.  The Company and its Subsidiary have not licensed or sublicensed their rights in any material Intellectual Property other than pursuant to the Company License Agreements, and no royalties, honoraria or other fees are payable by the Company or its Subsidiary for the use of or right to use any Intellectual Property licensed to the Company or its Subsidiary, except pursuant to the Company License Agreements.  Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, there exists no event or condition which would reasonably be expected to result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company, its Subsidiary or, to the Company’s knowledge, any other party under any such Company License Agreement.

(g)           Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, to the Company’s knowledge, no Trade Secret of the Company or its Subsidiary has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company and its Subsidiary’s proprietary interests in and to such Trade Secrets.  Neither the Company nor, to the knowledge of the Company, any other party to any non-disclosure agreement relating to the Company’s Trade Secrets is in breach or default thereof.

(h)           To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or its Subsidiary and no such claims have been brought or threatened against any third party by the Company or its Subsidiary.

(i)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or its Subsidiary’s right to own or use any of the Intellectual Property necessary for the operation of the Company’s and its Subsidiary’s business as currently or proposed to be conducted, nor will require the consent of any Governmental Authority or third party in respect of any such Intellectual Property other than those consents described in Section 3.13(i) of the Company Disclosure Schedule.

(j)           The Company and its Subsidiary have all licenses required to use any shrink-wrap or click-wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business.  To the Company’s knowledge, neither the Company nor its Subsidiary is in material violation of any applicable Law or any Contract regarding or in connection with such products or Software, and neither the Company nor its Subsidiary has failed to pay or fulfill any payment and other material obligations related to or in connection with such products or Software.  Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, the Software owned by the Company or its Subsidiary and, to the knowledge of the Company, the Software used by the Company or its Subsidiary, does not contain any Harmful Code.

SECTION 3.14.  Taxes.

(a)           The Company and its Subsidiary have filed in a timely and complete manner all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings.  All such Tax returns are true, accurate and complete in all material respects.

(b)           Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or its Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.  Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  The accruals and reserves for Taxes reflected in the Most Recent Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP.

(c)           There are no Tax Liens upon any property or assets of the Company or its Subsidiary except Liens for current Taxes not yet due and payable.

(d)           Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)           Neither the Company nor its Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or its Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would reasonably be expected to have a Company Material Adverse Effect.

(f)           None of the Company, its Subsidiary nor any of their Affiliates has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code.

(g)           None of the Company, its Subsidiary nor any of their Affiliates has been a party to a “reorganization”, within the meaning of Section 368(a) of the Code, within the past five (5) years or has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization.  To the Company’s knowledge, no agreement, plan or other circumstance exists that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)           Neither the Company nor its Subsidiary has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)           Neither the Company nor its Subsidiary (x) is bound by any Tax allocation or Tax sharing agreement with a person which applies to U.S. federal or state income Taxes, or (y) has any liabilities under any Tax allocation or Tax sharing agreement (except for any liabilities which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).

(j)           Neither the Company nor its Subsidiary (a) has been a member of an Affiliated group filing a consolidated return (other than a group the common parent of which is the Company), or (b) has any liability for the Taxes of any person (other than the Company or its Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(k)           Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Effective Time as a result of any installment sale, Section 467 rental agreement or other transaction occurring prior to the Effective Time, accounting method change or agreement with any Taxing authority, prepaid amount received prior to the Effective Time or intercompany transaction or excess loss account described in Section 1502 of the Code or any corresponding provision of state, local or foreign Law.

(l)           The Company is not and has not during the previous five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)           No payment or benefit which has been, will be or may be made prior to the Effective Time by the Company with respect to any Company Employee or Company Contractor will, or would reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement.  There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any Company Employee or Company Contractor for excise taxes paid pursuant to Section 4999 of the Code.  Section 3.14(m) of the Company Disclosure Schedule lists all Company Employees and Company Contractors who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof

(n)           The Company’s Subsidiary (A) is not and was not treated as a U.S. corporation under Section 7874(b) of the Code, (B) does not have and has not had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that would subject it to United States Tax, (C) is not and was not a passive foreign investment company within the meaning of Section 1297 of the Code or (D) has not been the subject of any election pursuant to Treasury Regulations Section 301.7701-3 or any similar or analogous provision of U.S. state law.

SECTION 3.15.  Environmental Matters.  Except as described in Section 3.15 of the Company Disclosure Schedule:  (a) neither the Company nor its Subsidiary has violated in any material respect or is in material violation of any Environmental Law; (b) to the knowledge of the Company, none of the properties (including buildings and structures) currently or formerly owned, leased or operated by the Company or its Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) to the Company’s knowledge, neither the Company nor its Subsidiary is liable or alleged to be liable for any off-site contamination by Hazardous Substances including, without limitation, any material liability for any Hazardous Substance disposal or contamination on any other third-party property; (d) the Company and its Subsidiary do not have any knowledge of any facts that could reasonably be believed to lead to liability to the Company or its Subsidiary for handling or disposal of Hazardous Substances involving the Company or its Subsidiary, or any property owned or operated thereby; (e) neither the Company nor its Subsidiary is actually or, to the Company’s knowledge, allegedly liable under any Environmental Law; (f) each of the Company and its Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (g) each of the Company and its Subsidiary has always been and is in material compliance with its Environmental Permits; (h) within the last six (6) years, the Company and its Subsidiary have not received any written or oral notice, demand letter, claim or request for information alleging any violation of, or liability of the Company or its Subsidiary under, any Environmental Law; (i) the Company and its Subsidiary are not subject to any written order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any liability under or noncompliance with any Environmental Law; and (j) the Company and its Subsidiary have made available to Parent copies of all material environmental reports and correspondence in its possession relating to the Company or its Subsidiary or any currently or formerly owned or operated property.

SECTION 3.16.  Compliance with Laws.

  Each of the Company and its Subsidiary:

(a)           is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses, including, without limitation the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 778dd-2;

(b)           has received, since December 31, 2008, no written or oral notification or communication from any Governmental Authority (i) asserting non-compliance with any of the statutes, regulations, rules or ordinances of such Governmental Authority, (ii) threatening any material penalty or to revoke any license, franchise, permit, or governmental authorization, (iii) requiring the Company, its Subsidiary or their respective directors or controlling persons to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), or (iv) restricting or disqualifying their activities;

(c)           has no knowledge of any pending or threatened investigation, review or disciplinary Action by any Governmental Authority against the Company, its Subsidiary or any officer, director or employee thereof;

(d)           in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to material liability under Sections 405 or 409 of ERISA or (B) engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject it to material liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code;

(e)           since December 31, 2008, has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law with any applicable Governmental Authority (the “Company Reports”). As of their respective dates, the Company Reports complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed; and

(f)           The approval of this Agreement by the Company Board and the SFC Equityholders is sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the transactions contemplated by this Agreement.

SECTION 3.17.  Material Contracts.

(a)           Section 3.17(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or its Subsidiary is a party or by which any of them is bound or to which any of their properties is subject, in each case under which the Company, its Subsidiary or any other party thereto has material continuing obligations (other than customary confidentiality obligations) (such contracts and agreements as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each contract and agreement which is likely to involve consideration of more than $100,000.00 in the aggregate, over any annual period;

(ii)
all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or its Subsidiary is a party;

(iii)
all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiary to which the Company or its Subsidiary is a party;

(iv)	all contracts and agreements with any Governmental Authority to which the Company or its Subsidiary is a party;

(v)
all contracts and agreements that limit, or purport to limit, the ability of the Company or its Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vi)	all contracts and agreements providing for benefits under any Plan;

(vii)
all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or its Subsidiary that relates to the Company, its Subsidiary or their respective businesses;

(viii)	all contracts for employment required to be listed in Section 3.11(d)(iii) of the Company Disclosure Schedule;

(ix)	any lease of real property;

(x)
any partnership, joint venture or other similar agreement or arrangement, or any options or rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such person;

(xi)
any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement and the other contracts and agreements executed or to be executed in connection herewith;

(xii)
any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment, outstanding as of the date hereof, for the borrowing of money by the Company or its Subsidiary (other than inter-company obligations) or the deferred purchase price of property in excess of $50,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xiii)
any license, franchise or similar agreement material to the Company or its Subsidiary or any agreement relating to any trade name or Intellectual Property right that is material to the Company or its Subsidiary on a consolidated basis;

(xiv)
any compensation, employment, severance, supplemental retirement or other similar agreement or arrangement with any employee or former employee of, or independent contractor with respect to, the Company or of its Subsidiary in excess of $50,000 per year;

(xv)
any severance, separation, change of control or other payments or any other “change of control” provision under any and all severance, separation, change of control, retention, and salary continuation plans, programs, agreements or arrangements of the Company, in connection with the consummation of the Merger (other than the acceleration of any vesting of Options);

(xvi)	any contract containing a source code escrow arrangement or the like; and

(xvii)
all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiary, taken as a whole, or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, the applicable counterparty thereto (subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity) and is in full force and effect as of the date hereof; (ii) neither the Company nor its Subsidiary is in material breach or violation of, or default under, any Material Contract; (iii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; (iv) the Company and its Subsidiary have not received any written or oral claim of default under or notice of cancelation or attempt to terminate any Material Contract; and (v) subject to the receipt of the approvals and consents, and to timely providing the notices, set forth in Section 3.05 of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall constitute a default under, give rise to cancellation rights under, or otherwise materially and adversely affect any of the rights of the Company or its Subsidiary under any Material Contract.  The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.18.  Insurance.

(a)           Section 3.18(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or its Subsidiary is currently an insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

(b)           With respect to each insurance policy required to be set forth on Section 3.18(a) of the Company Disclosure Schedule:  (i) the policy is in full force and effect in accordance with its terms; (ii) neither the Company nor its Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)           At no time subsequent to December 31, 2008 has the Company or its Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written or oral notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.18(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

SECTION 3.19.  Customers and Suppliers.   Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of the top (20) twenty customers of the Company and its Subsidiary (based on the revenue from such customer during the 12-month period ended June 30, 2012).  As of the date of this Agreement, none of the customers listed in Section 3.19 of the Company Disclosure Schedule and no material supplier of the Company during the 2011 calendar year and its Subsidiary, (i) has cancelled, failed to renew or otherwise terminated any contract with the Company or its Subsidiary prior to the expiration of the contract term, (ii) has returned, or, to the knowledge of the Company, threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or its Subsidiary, or (iii) to the Company’s knowledge, has threatened to cancel or otherwise terminate its relationship with the Company or its Subsidiary or to reduce substantially its purchases from or sales to the Company or its Subsidiary of any products, equipment, goods or services.  Neither the Company nor its Subsidiary has (I) materially breached any agreement with or (II) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or its Subsidiary.

SECTION 3.20.  Certain Business Practices.   None of the Company, its Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or its Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act of 2010; or (iii) made any payment in the nature of criminal bribery.

SECTION 3.21.  Interested Party Transactions.   Except as set forth in Section 3.21 of the Company Disclosure Schedule, no director, officer or other Affiliate (other than the Company or its Subsidiary) of the Company or its Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or its Subsidiary furnishes or sells; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or its Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract disclosed in the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or its Subsidiary (other than in its capacity as director, officer or Affiliate); provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.21.  The Company and its Subsidiary have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.22.  Anti-Terrorism Laws.   The Company (a) is not, or is not controlled by, a Restricted Party, (b) has not borrowed funds from a Restricted Party which would reasonably be expected to result in a breach by it of any Anti-Terrorism Law, or (c) is not in breach of or is the subject of any action or investigation under any Anti-Terrorism Law relating to the breach by it of any Anti-Terrorism Law.  For purposes hereof, (i) “Restricted Party” means any person listed in the Annex to the Executive Order, on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or in any successor list to either of the foregoing; (ii) “Anti-Terrorism Law” means each of the Executive Order, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act), the Money Laundering Control Act of 1986, Public Law 99-570, and any similar Law enacted in the United States of America subsequent to the date of this Agreement; and (iii) “Executive Order” means Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

SECTION 3.23.  Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.24.  Copies of Documents.   The Company has delivered or made available true and complete copies of each document (or summaries of same) that is specifically identified in the Company Disclosure Schedule, including all amendments thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SFC EQUITYHOLDERS

As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the Company Disclosure Schedule, each SFC Equityholder hereby represents and warrants to Parent and Merger Sub, solely with respect to itself, himself or herself, that:

(a)           Such SFC Equityholder has all requisite power and authority to execute, deliver and perform his, her or its obligations under this Agreement.  The execution and delivery of this Agreement, the performance by such SFC Equityholder of his, her or its obligations hereunder and the consummation by such SFC Equityholder of the transactions contemplated hereby has been duly authorized, and no other proceeding on the part of such SFC Equityholder is necessary.  This Agreement has been duly executed and delivered by such SFC Equityholder and, assuming the due authorization, execution and delivery by the Company, Parent and Merger Sub, constitutes the legal, valid and binding obligation of such SFC Equityholder, enforceable against him, her or it in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)           (i) Such SFC Equityholder has sole voting power and sole power of disposition, in each case with respect to any of the Company Stock or Options listed on Schedule A-1 and Schedule A-2 opposite his, her or its name with no limitations, qualifications or restrictions on such rights and powers other than those set forth in the Certificate of Incorporation of the Company, the Certificate of Designations or Bylaws of the Company, the Company Stock Plans or the applicable Option Agreements; (ii) the Company Stock or Options listed on Schedule A-1 and Schedule A-2 opposite such SFC Equityholder’s name are owned free and clear of any Liens, other than restrictions on transfer under applicable securities laws; (iii) such SFC Equityholder is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of his, her or its Company Stock or Options other than those set forth in the Certificate of Incorporation of the Company, the Certificate of Designations or Bylaws of the Company, the Company Stock Plans or the applicable Option Agreements; and (iv) such SFC Equityholder has not granted to any person any right of first refusal, preemptive right, subscription right or similar right with respect to such SFC Equityholder’s Company Stock or Options other than those set forth in the Certificate of Incorporation of the Company, the Certificate of Designations or Bylaws of the Company, the Company Stock Plans or the applicable Option Agreements.

(c)           The execution, delivery and performance by such SFC Equityholder of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate the charter or governing documents of such SFC Equityholder, as applicable, (ii) conflict with or violate any Law applicable to such SFC Equityholder, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, such SFC Equityholder’s Company Stock or Options.

(d)           Such SFC Equityholder: (i) understands that the offer and exchange of the Parent Common Stock to such SFC Equityholder pursuant to this Agreement have not been and will not be registered under the Securities Act or under any state securities laws, and the Parent Common Stock is being offered to such SFC Equityholder in full reliance upon federal and state exemptions; (ii) is acquiring the Parent Common Stock solely for its own account for investment purposes and not with a view to the distribution or sale thereof; (iii) is a sophisticated investor with substantial knowledge and experience in business and financial matters; (iv) has received full and complete information concerning the Company and Parent (including the opportunity to meet with management of the Company and Parent) and has had the opportunity to obtain all additional information desired in order to evaluate the merits and risks of acquiring and holding the Parent Common Stock; (v) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock; (vi) has been advised that such SFC Equityholder may be deemed to be an “affiliate” of the Company as defined for purposes of paragraphs (c) and (d) of Rule 145 of the Securities Act; (vii) shall not make any sale, transfer or other disposition of the shares of Parent Common Stock in violation of the Securities Act or effect a transfer or other disposition that is not made in conformity with the volume and other limitations of Rule 145 of the Securities Act, if applicable; and (viii) understands that Parent reserves the right to put the following legend on the certificates issued thereto in respect of the Parent Common Stock:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.  THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(e)           Such SFC Equityholder has not retained any broker or finder, or made any statement or representation to any person that would entitle such person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 5.01.  Corporate Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement and would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below).

SECTION 5.02.  Certificate of Incorporation and By-Laws.   Parent has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws of Parent and the Certificate of Incorporation and By-Laws of Merger Sub, each as amended to date.  Such Certificates of Incorporation and By-Laws are in full force and effect.  Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation, Certificate of Incorporation or By-Laws.

SECTION 5.03.  Capitalization.

(a)           The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”). As of July 31, 2012, (i) 37,179,696 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and (ii) 3,547,825 shares of Parent Common Stock are reserved for future issuance pursuant to stock options.  As of the date of this Agreement, no shares of Parent Preferred Stock are outstanding.  Except as set forth in this Section 5.03 and the Parent SEC Documents (as defined below), and except for stock options and awards granted pursuant to the stock option plans of Parent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub.  There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Merger Sub or any other person.  Neither Parent nor Merger Sub has outstanding debt or debt instruments providing for voting rights. There are no unexpired rights granted by Parent or Merger Sub to any person to demand or request that Parent effect a registration under the Securities Act of any securities held by such person or to include any securities of such person in any such registration by Parent.

(b)           The authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value, all of which are owned by Parent.  Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and each such share is owned by Parent free and clear of all Liens (other than Liens held by Wells Fargo and other financing sources financing the transactions contemplated hereby and identified to the Company and Equityholder Representative in writing prior to the Effective Time), options, rights of first refusal, agreements, limitations on Parent’s voting rights, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)           The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Article II will be duly authorized, validly issued, fully paid and nonassessable, free and clear of Liens and not subject to preemptive rights created by statute, the Parent’s Articles of Incorporation or By-Laws or any agreement to which the Parent is a party or is bound.

SECTION 5.04.  Authority Relative to this Agreement.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Subject to approval by the holders of the Parent Common Stock at the Parent Shareholder’ Meeting, as contemplated below, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Applicable Corporate Law).  The Parent Board, by resolutions duly adopted by a requisite vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or through an action by written consent has duly determined that this Agreement and the Merger are fair to and in the best interests of the Parent and its shareholders, and approved this Agreement and the Merger.  The board of directors of Merger Sub, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or through an action by written consent has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Merger Sub and its sole shareholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that its sole shareholder approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by its sole shareholder. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Requisite Shareholder Approval is the only vote or approval of the holders of any class or series of Parent’s capital stock necessary for Parent to approve the consummation of the transactions contemplated by this Agreement.

SECTION 5.05.  No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, subject to the expiration of applicable waiting periods, the making of required filings under the Securities Laws and approval by the Requisite Shareholder Approval at the Parent Shareholder’ Meeting, (i) conflict with or violate the Articles of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub, or any other subsidiary of Parent, or by which any property or asset of any of them is bound or affected, or (iii) after giving effect to the consent by Wells Fargo required pursuant to Sections 8.02(g)(2), result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub, or any other subsidiary of Parent, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub, or any other subsidiary of Parent is a party or by which Parent or Merger Sub, any other subsidiary of Parent, or any property or asset of any of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereunder do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Securities Act, Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and, if applicable, state takeover laws, the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by Applicable Corporate Law and appropriate documents with the relevant authorities of other states and jurisdictions in which Parent or Merger Sub is qualified to do business.

(c)           The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereunder do not and will not, require any consent, approval, authorization or permit of, or filing with or notification to any other person other than a Governmental Authority, whether under any contract or otherwise.

SECTION 5.06.  Parent SEC Filings.

(a)           Parent has filed all forms, registration statements, reports and documents required to be filed by it with the Securities Exchange Commission (“SEC”) since March 31, 2011 (the “Parent SEC Report Date”). Each of the forms, reports, registration statements, and other documents, filed by Parent with the SEC since the Parent SEC Report Date (such forms, registration statements, reports and other documents (“Parent SEC Documents”)) and the certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (collectively, the “Parent Certifications”) (i) as of the date of the filing thereof, complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, including in each case the rules and regulations thereunder, with each such Parent SEC Document having been filed on a timely basis within the time period it was required to be filed with the SEC pursuant to the reporting requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representation and warranties set forth in this Section 5.06 shall not apply to the Proxy Statement, which shall be addressed in Section 7.01 below.

(b)           Parent and its subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures provide reasonable assurance that (i) all information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

(c)           Parent is, and since the Parent SEC Report Date has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market, and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(d)           Since the Parent SEC Report Date, neither Parent nor any of its subsidiaries or, to the Parent’s knowledge, any director, officer, employee, auditor, accountant, or representative of Parent or any of its subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion, or Action, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their internal control over financial reporting that would reasonably be expected to have a Parent Material Adverse Effect, including any complaint, allegation, assertion, or claim that Parent or any of its subsidiaries has engaged in illegal accounting or auditing practices.

(e)           Parent and its subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, that:

(1)           transactions are executed in accordance with management’s general or specific authorizations;

(2)           transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability;

(3)           access to assets is permitted only in accordance with management’s general or specific authorization; and

(4)           the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 5.07.  Financial Statements.   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not have, individually or in the aggregate, a Parent Material Adverse Effect).  Parent, taken together with its subsidiaries on a consolidated basis, does not have any liabilities of the type required to be disclosed in a balance sheet in accordance with GAAP, except (a) as and to the extent reflected and accrued for or reserved against in its balance sheet filed with Parent’s most recently filed quarterly report on Form 10-Q; and (b) for current liabilities which have arisen after the date of such publicly filed balance sheet in the ordinary course of business that individually or in the aggregate, do not have, and would not be reasonably expected to have, a Parent Material Adverse Effect.

SECTION 5.08.  Absence of Litigation.   Except as specifically disclosed in any Parent SEC Document filed prior to the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, before any Governmental Authority that (a) individually or in the aggregate, has had or would have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.  Neither Parent nor Merger Sub, or any other Subsidiary of Parent, nor any material property or asset of Parent or Merger Sub, or any other Subsidiary of Parent, is subject to (i) any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or (ii) any order, writ, judgment, injunction, decree. determination or award of any Governmental Authority, in each case that would reasonably be expected to, individually or in the aggregate, (x) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (y) prevent or materially delay Parent from performing its obligations under this Agreement or (z) have a Parent Material Adverse Effect.

SECTION 5.09.  Solvency.   As of the first business day following the Effective Time, assuming satisfaction of the conditions to the obligations of the parties hereto to consummate the Merger and the representations and warranties of the SFC Equityholders contained herein, (including, without limitation, under Articles III and IV) being true, correct and complete in all material respects, and after giving effect to all of the transactions contemplated hereby to be completed on or prior to, the Effective Time (which, for the purposes of clarification, shall expressly exclude the payment of any Earn Out Amount), Parent will be able to pay its known liabilities (including any liabilities under this Agreement) as they mature, whether through cash from operations, asset dispositions or refinancing, or a combination thereof.

SECTION 5.10.  Intellectual Property.

(a)           Except to the extent that the failure to do so is reasonably likely to have a Parent Material Adverse Effect, Parent and its subsidiaries own, license or have the right to use all material Patents, Trademarks and Copyrights, necessary for in the operation of their businesses as currently conducted (“Parent Intellectual Property”).

(b)           No legal proceedings or orders are pending or, to the knowledge of Parent, have been threatened (including cease and desist letters or demands or offers to license) against Parent or its subsidiaries with regard to any Parent Intellectual Property owned by Parent or one of its subsidiaries (“Owned Parent IP”).

(c)           To the knowledge of Parent but without investigation or inquiry, to the extent that reasonably likely to have a Parent Material Adverse Effect, the operation of Parent and its subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any other person in any material respect and, to the knowledge of parent, no person is infringing Owned Parent IP.

(d)           Parent and its subsidiaries take commercially reasonable actions to protect the Owned Parent IP (including trade secrets and confidential information).

(e)           The consummation of the transactions contemplated hereby will not violate in any material respect any privacy policy, terms of use, contract or Law relating to the use, dissemination, or transfer of any data or information used by Parent and its subsidiaries.

SECTION 5.11.  Operations of Merger Sub.   Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 5.12.  Compliance with Laws.   (i) Parent is not, nor since December 31, 2008 has it been, in violation of any Law that has resulted or would reasonably be expected to result in Losses material to Parent and its subsidiaries, taken as a whole; (ii) Parent has no knowledge of, and has not received notice of, any such violation; and (iii) the transactions contemplated by this Agreement do not constitute an “exchange” as it is defined in chapter 302A of the Minnesota Statutes.

SECTION 5.13.  Brokers.   Other than ROTH Capital Partners, LLC and Craig-Hallum Capital Group, LLC, no other agent, broker, finder, investment banker or other person acting on behalf of Parent or Merger Sub, or under the authority thereof, is or will be entitled to any brokerage, finder’s or other fee or commission, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.  Parent and its subsidiaries will be solely responsible for any brokerage, finder’s or other fee or commission paid or payable to the foregoing brokers.

SECTION 5.14.  Taxes.

(a)           Parent and each of its subsidiaries have filed in a timely and complete manner all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings.  All such Tax returns are true, accurate and complete in all material respects.

(b)           Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of Parent, threatening to assert against Parent or its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.  Neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  The accruals and reserves for Taxes reflected in the financial statements contained in the Parent SEC Filings are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP.

(c)           There are no Tax Liens upon any property or assets of Parent or its subsidiaries except Liens for current Taxes not yet due and payable.

(d)           Parent and each of its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)           Neither Parent nor its subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Parent or its subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would reasonably be expected to have a Parent Material Adverse Effect.

(f)           None of the Parent, any of its subsidiaries nor any of their Affiliates has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code.

(g)           None of Parent, any of its subsidiaries nor any of their Affiliates has been a party to a “reorganization”, within the meaning of Section 368(a) of the Code, within the past five (5) years or has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization.  To Parent’s knowledge, no agreement, plan or other circumstance exists that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)           Neither Parent nor any of its subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)           Neither the Company nor any of its subsidiaries (x) is bound by any Tax allocation or Tax sharing agreement with a person which applies to U.S. federal or state income Taxes, or (y) has any liabilities under any Tax allocation or Tax sharing agreement (except for any liabilities which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

(j)           Neither Parent nor any of its subsidiaries (a) has been a member of an Affiliated group filing a consolidated return (other than a group the common parent of which is Parent), or (b) has any liability for the Taxes of any person (other than Parent or its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(k)           Neither Parent nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Effective Time as a result of any installment sale, Section 467 rental agreement or other transaction occurring prior to the Effective Time, accounting method change or agreement with any Taxing authority, prepaid amount received prior to the Effective Time or intercompany transaction or excess loss account described in Section 1502 of the Code or any corresponding provision of state, local or foreign Law.

(l)           Parent is not and has not during the previous five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)           No payment or benefit which has been, will be or may be made prior to the Effective Time by Parent with respect to any employee or contract thereof that will, or would reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement.  There is no contract, agreement, plan or arrangement to which Parent is a party or by which it is bound to compensate any employee or contractor for excise taxes paid pursuant to Section 4999 of the Code.  There exist no employees or contractors of Parent or its subsidiaries who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

SECTION 5.15.  Title to Assets.   Each of Parent and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, or licenses to or rights to use, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for (i) Permitted Liens (including imperfections of title, if any, that do not materially interfere with the present value of the subject property), (ii) equipment financing agreements and license agreements, (iii) the Senior Indebtedness and (iv) other liens and encumbrances securing obligations that do not currently, and would not reasonably be expected to, exceed $50,000 per obligation.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01.  Conduct of Business by the Company Pending the Merger.   Except as otherwise expressly permitted or required pursuant to this Agreement, the Company agrees that, between the date of this Agreement and the earlier of Effective Time or the termination of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(1)           the businesses of the Company and its Subsidiary shall be conducted only in, and the Company and its Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(2)           the Company shall use its commercially reasonably efforts to preserve substantially intact the business organization of the Company and its Subsidiary, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiary and to preserve the current relationships of the Company and its Subsidiary with customers, suppliers and other persons with which the Company or its Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, except as expressly permitted or required by this Agreement neither the Company nor its Subsidiary shall, between the date of this Agreement and the earlier of Effective Time or the termination of this Agreement, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or its Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or its Subsidiary (in each case other than stock options or other equity compensation grants issued in the ordinary course of business and consistent with past practices pursuant to existing equity incentive compensation or similar plans) or (ii) except in the ordinary course of business and in a manner consistent with past practice, any assets of the Company or its Subsidiary;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by the Subsidiary to the Company;

(d)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets (other than assets acquired in the ordinary course of business); (ii) dispose of any assets of the Company or its Subsidiary (other than assets disposed of in the ordinary course of business); (iii) cause the voluntary or involuntary liquidation, reorganization or winding up of its Subsidiary; (iv) incur any indebtedness for borrowed money (other than advances under the Company’s Comerica Line of not greater than $4,000,000 in the aggregate) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than performance obligations under contracts entered into by the Company or its Subsidiary in the ordinary course of business), or make any loans or advances, or grant any security interest in any of its assets; (v) enter into any contract or agreement in excess of $100,000 other than contracts with customers, vendors and suppliers entered into the ordinary course of business consistent with past practices; (vi) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $200,000 for the Company and its Subsidiary taken as a whole; (vii) enter into any real property lease, or (viii) enter into or amend any contract, agreement, commitment, understanding or arrangement to undertake any matter set forth in this Section 6.01(e);

(f)           (i) hire any additional employees or service providers, except the Company or its Subsidiary may hire employees paid less than $100,000 per year in total salary, bonuses and other compensation in the ordinary course of business and in a manner consistent with past practice, (ii) increase the compensation payable or to become payable or the benefits provided to its directors, officers, consultants, independent contractors or employees, except, with respect to employees and independent contractors, for increases in the ordinary course of business and consistent with past practice of the Company or its Subsidiary, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any person in excess of $25,000 per person, (iv) establish, adopt, enter into or amend any Employee Benefit Plan or agreement related to an Employee Benefit Plan;

(g)           voluntarily accelerate the vesting of any Company Stock Option or Company Stock Award other than as a result of the Merger;

(h)           take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required in accordance with GAAP or applicable Law;

(i)           make any tax election, change an annual accounting period, adopt or change any accounting method, settle or compromise any United States federal, state, local or non-United States income tax liability, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries;

(j)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Most Recent Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(k)           amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s rights thereunder, except in the ordinary course of business and in a manner consistent with past practice;

(l)           commence or settle any Action;

(m)           permit any item of Intellectual Property owned thereby to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Intellectual Property owned, used or licensed thereby;

(n)           engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under section 368(a) of the Code;

(o)           take any action to cause the Company’s representations and warranties set forth in Article III to be untrue in any material respect (it being agreed that any breach of this subsection 6.01(o) shall, for the purposes of Article X, be deemed to be a breach of the Company’s representations and warranties, and not a breach of the Company’s covenants);

(p)           take any action what would reasonably be likely to materially delay the Merger; or

(q)           announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Notwithstanding the foregoing or anything else herein to the contrary, the Company may from time to time prior to the Effective Time permit the exercise of Options (and the issuance of Company Common Stock in respect of such Options) in accordance with the terms thereof.  In such event, the Company shall notify the Equityholder Representative, Parent and Merger Sub, and the parties shall amend the Schedules to this Agreement prior to the Effective Time to reflect such exercise and issuance.

SECTION 6.02.  Conduct of Business by Parent Pending the Merger.   Except as expressly contemplated by any other provision of this Agreement, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, directly or indirectly (including on behalf of Merger Sub), do, or propose to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), in each case other than stock options or other equity compensation grants or shares issued as in connection therewith issued in the ordinary course of business and consistent with past practices pursuant to existing equity incentive compensation or similar plans or (ii) except in the ordinary course of business and in a manner consistent with past practice, any assets valued in excess of $50,000 in the aggregate;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by a subsidiary of Parent to Parent or another subsidiary of Parent;

(d)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under section 368(a) of the Code;

(f)           take any action to cause Parent’s and Merger Sub’s representations and warranties set forth in Article V to be untrue in any material respect (it being agreed that any breach of this subsection 6.02(f) shall, for the purposes of Article X, be deemed to be a breach of Parent’s or Merger Sub’s representations and warranties, and not a breach of Parent’s or Merger Sub’s covenants); or

(g)           take any action not contemplated herein that what would reasonably be likely to materially delay the Merger not in furtherance thereof.

ARTICLE VII
ADDITIONAL AGREEMENTS

SECTION 7.01.  Proxy Statement.

(a)           As promptly as practicable after, but not more than five (5) business days following the execution of this Agreement (assuming reasonable cooperation from Company and its agents), Parent shall prepare and file with the SEC a preliminary proxy statement relating to the meeting of the Parent’s shareholders (the “Parent Shareholder’ Meeting”) to be held to consider, among other things, obtaining the Requisite Shareholder Approval (defined below), to be sent to such shareholders (such proxy statement, as amended or supplemented and including the Definitive Proxy Statement, being referred to herein as the “Proxy Statement”). The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement.

(b)           The Parent Board or any committee thereof shall not withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board or any committee thereof of this Agreement, the Merger or any other transaction contemplated hereby.

(c)           The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Parent, (ii) the time of the Parent Shareholder’ Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

(d)           Parent shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement.  Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to Parent’s shareholders as promptly as practicable.  No filing of, or amendment or supplement to, the Proxy Statement will be made by the Parent without providing the Company and its counsel the reasonable opportunity to review and comment thereon and giving due consideration to any such comments.  Parent shall promptly notify the Company and Equityholder Representative of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the Company and Equityholder Representative with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement or the Merger.  Subject to the representations and warranties of the SFC Equityholders set forth in Articles III and IV and clause (c), above, being true, correct and complete in all material respects,  Parent represents that the information supplied by Parent for inclusion in the Proxy Statement (but not information prepared based on information supplied by Company) shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Parent, (ii) the time of the Parent Shareholder’ Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company and Equityholder Representative.

SECTION 7.02.  Parent Shareholder’ Meeting.   The Parent, acting through the Parent Board, will as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Shareholder’ Meeting for the purpose of obtaining the Requisite Shareholder Approval.

SECTION 7.03.  Access to Information; Confidentiality.

(a)           Beginning on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company shall (and shall cause its Subsidiary to): (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiary and to the books and records thereof (provided that in no event shall Parent or its Representatives contact or otherwise communicate with any officer, employee, client or agent of the Company or its Subsidiary without the Company’s prior written consent); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiary as Parent or its Representatives may reasonably request.  Parent shall (and shall cause its subsidiaries to):  (x) provide to the Company and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof (provided that in no event shall the Company or its Representatives contact or otherwise communicate with any officer, employee or agent of Parent or its subsidiaries without Parent’s prior written consent); and (y) furnish promptly to the Company such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Parent and its subsidiaries as the Company or its Representatives may reasonably request.

(b)           All information obtained by Parent or the Company pursuant to this Section 7.03 shall be kept confidential in accordance with the mutual confidentiality agreement, dated June 18, 2012 (the “Confidentiality Agreement”), between Parent and the Company.

(c)           In the event of the termination of this Agreement in accordance with Section  9.01, the parties shall, and shall use their respective reasonable best efforts to cause their respective Affiliates and their respective Representatives to, (i) return promptly every document furnished to them by the other party or any of its subsidiaries, or any officer, director, employee, auditor or agent of the other party or any of its subsidiaries, in connection with the transactions contemplated by this Agreement and containing Confidential Information (as defined in the Confidentiality Agreement) and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof, other than such documents as may have been filed with the SEC or otherwise be publicly available, and (ii) destroy promptly all documents created by them from any Confidential Information and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished to destroy promptly such documents and any copies thereof.

(d)           Each of the Company and Parent hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the transactions contemplated by this Agreement.

(e)           Notwithstanding anything in this Agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 7.04.  No Solicitation of Transactions.

(a)           The Company and its Representatives immediately shall cease and cause to be terminated all existing discussions or (formal or informal) negotiations with any parties conducted heretofore with respect to a Competing Transaction (as defined below).  The Company agrees that, until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, neither it nor its Subsidiary nor any of their respective Representatives will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information or otherwise), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or continue discussions or (formal or informal) negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction, or resolve, agree or publicly propose to take any such action, or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, agreement or commitment contemplating or otherwise relating to or that is intended to or is reasonably likely to lead to a Competing Transaction, or (iv) authorize or permit any of the Company’s Representatives to take any such action.  The Company shall notify Parent as promptly as practicable (and in any event within three (3) business days after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments) and shall provide Parent with a copy of any such written offer or inquiry.  The Company shall provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction.

(b)           Parent and its Representatives immediately shall cease and cause to be terminated all existing discussions or (formal or informal) negotiations with any parties conducted heretofore with respect to any E-Commerce Competing Transaction (as defined below).  Parent agrees that, until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, neither it nor its subsidiaries nor any of their respective Representatives will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information or otherwise), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any E-Commerce Competing Transaction, (ii) enter into or maintain or continue discussions or (formal or informal) negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for an E-Commerce Competing Transaction, or (iii) agree to, approve, endorse or recommend any E-Commerce Competing Transaction, or resolve, agree or publicly propose to take any such action, or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, agreement or commitment contemplating or otherwise relating to or that is intended to or is reasonably likely to lead to an E-Commerce Competing Transaction, or (iv) authorize or permit any of Parent’s Representatives to take any such action.  Parent shall notify Company and Equityholder Representative as promptly as practicable (and in any event within three (3) business days after Parent attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding an E-Commerce Competing Transaction is made, specifying the material terms and conditions thereof and identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments) and shall provide the Company and Equityholder Representative with a copy of such written offer or inquiry.  Parent shall provide the Company with at least forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Parent Board) of any meeting of the Parent Board at which the Parent Board is reasonably expected to consider any E-Commerce Competing Transaction.

SECTION 7.05.  Notification of Certain Matters; Litigation.   Beginning on the date of this Agreement and continuing until the earlier of the Effective Time or the Termination of this Agreement, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company and Equityholder Representative, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iii) any notice or communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any notice of, or other communication relating to, any Action or any order or judgment entered or rendered therein; provided, however, that the delivery of any notice pursuant to this Section 7.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.06.  Regulatory Filings; Consents; Further Action.

(a)           Parent agrees to use its reasonable best efforts to obtain all necessary state securities Law or Blue Sky Law permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)           If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, Parent or the Company, as applicable, such person shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

(c)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, if applicable, or other applicable foreign, federal or state antitrust, competition of fair trade Laws with respect to the transactions contemplated by this Agreement, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts therewith as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 7.06(c) to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent’s ability to retain the Company and its Subsidiary or any portion thereof or any of Parent’s or its Affiliates’ other assets or businesses.  In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 7.07.  Tax Matters.

(a)           The Company shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Tax returns for the Company and its Subsidiary required to be filed on or prior to the Effective Time.  Such Tax returns shall be true and accurate in all material respects and prepared in accordance with applicable Law.  The Equityholder Representative shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Tax returns of the Company covering a Tax period ending on or before the Effective Time that are required to be filed after the Effective Time (each, a “Pre-Closing Tax Return”), and each such Pre-Closing Tax Return shall be prepared in accordance with applicable law.  The Equityholder Representative shall provide a copy of each such Pre-Closing Tax Return to the Parent for the Parent’s review and comment at least five (5) business days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return.  The Equityholder Representative shall give consideration to Parent’s reasonable comments.

(b)           Parent shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Tax returns of the Company and Surviving Corporation covering any Tax period that begins on or before the Effective Time and ends after the Effective Time (a “Straddle Period” and a “Straddle Tax Return”), and each Straddle Tax Return shall be prepared in accordance with applicable law.  Parent shall provide a copy of each such Straddle Tax Return to the Equityholder Representative for the Equityholder Representative’s review and comment at least five (5) business days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return.  Parent shall give consideration to the Equityholder Representative’s reasonable comments.  Parent shall be responsible for paying all Taxes reflected on a Straddle Tax Return, and the SFC Equityholders shall reimburse to the Parent the portion of such Taxes allocated to the SFC Equityholders pursuant to Section 7.07(c), minus the amount of current liabilities for such Taxes taken into account in determining Net Working Capital, within five (5) business days after written request for such reimbursement by Parent.

(c)           For purposes of Sections 7.07(b), 10.02 and 10.03, the portion of Taxes attributable to a Straddle Period that are allocated to the period ending on the Effective Time (the “Pre-Closing Tax Period”) shall be determined as follows:

(1)           In the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Effective Time, and the denominator of which is the number of total days in the entire Straddle Period.

(2)           In the case of all other Taxes not described in Section 7.07(c)(1) (which, for the avoidance of doubt, includes any Tax based on income, sales, revenue, production or similar items), the amount of any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Effective Time; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period of such Straddle Period and the remainder of such Straddle Period in proportion to the number of days in the Pre-Closing Tax Period of such Straddle Period and the number of days in the remainder of such Straddle Period.

(d)           Each party hereto shall provide the other parties hereto with such assistance as may reasonably be requested by the other such party in connection with the preparation of any Tax return of or with respect to the Company or during the course of any, audit, investigation, or other examination by a Tax authority or any judicial or administrative proceeding relating to Taxes of or attributable to the Company.  Such cooperation shall include the retention and (upon the request of the other party) the provision of records and information that are reasonably relevant to any such Tax returns or audit, examination, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each party hereto further agrees, upon reasonable request by the another party hereto, to use its commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the SFC Equityholders, Parent, the Company or the Surviving Corporation (including, but not limited to, with respect to the transactions contemplated hereby).

SECTION 7.08.  Plan of Reorganization.

(a)           This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

(b)           As of the date hereof, the Company and the SFC Equityholders do not know of any reason (i) why the Company would not be able to deliver to counsel to the SFC Equityholders, at the date of the legal opinion referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firm to deliver the legal opinion contemplated by Section 8.02(h), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 8.02(h).  The Company will deliver such certificates to counsel to the Company and Parent.

SECTION 7.09.  Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 7.10.  Consents of Accountants.   Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants under the Exchange Act, including any consents required to file the Proxy Statement.

SECTION 7.11.  NASDAQ Matters.   Parent shall promptly (not to exceed thirty (30) days) prepare and submit to the NASDAQ (including any Earn Out Shares) a listing application covering the shares of Parent Common Stock to be issued in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance to NASDAQ (which notice shall be delivered by Parent concurrently with the Effective Time), and the Company shall cooperate with Parent with respect thereto.  Parent shall provide the Company and the Equityholder Representative with prompt written notice of the receipt of such approval for listing.

SECTION 7.12.  Public Announcements.   On the date this Agreement is executed, Parent and the Company shall issue a jointly prepared and approved press release with respect to the execution hereof and the transactions contemplated hereby.  Except as may be required by applicable Law or any listing agreement with or rule of any regulatory body, national securities exchange or association, Parent and the Company shall consult with each other before issuing any press release and neither Parent nor the Company shall issue any such press release without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 7.13.  Employment Arrangements.

(a)           From the Effective Time to December 31, 2012, the Surviving Corporation shall not materially change the terms and conditions of employment (including without limitation compensation and benefit plans, programs, agreements and arrangements in effect with the Company or its Subsidiary as of June 30, 2012) of the employees of the Company or its Subsidiary (each a “Continuing Employee”), subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of an employee proprietary information agreement, governing employment conduct and performance.  In addition, Parent may make reasonable changes to the Continuing Employee’s employee benefits to the extent reasonably necessary or desirable to provide improved benefits to such Continuing Employees that are consistent with those of Parent and/or its subsidiaries.  It is expressly acknowledged and agreed that the Parent shall, in its sole discretion, be entitled to terminate or suspend any Continuing Employee at any time for any conduct that it reasonably believes may have an adverse effect on Parent, the Surviving Corporation or any subsidiary thereof or any violation of the Parent’s policies and procedures.

(b)           Notwithstanding anything herein to the contrary, nothing in this Section 7.13 shall create any third party beneficiary right in any Person, and no provision in this Agreement shall create any right to employment or continued employment or to a particular term or condition of employment with the Company, Parent, Surviving Corporation, Subsidiary or any of their respective Affiliates.  Nothing in this Section 7.13 or any other provision of this Agreement shall (a) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (b) limit the ability of Parent, Surviving Corporation, Subsidiary, the Company or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(c)           At the Effective Time, either Parent or the Surviving Corporation will enter into employment and non-competition agreements with Zisk in the form mutually agreed to by the Parent and Zisk prior to the date hereof (the “Employment Agreement”).

(d)           Prior to the Effective Time, the Company shall collect or forgive any loans to any employees of or contractors to the Company.

SECTION 7.14.  Board of Directors.    Parent agrees that at the first meeting of the Parent Board following the Effective Time, the Parent Board shall expand its size by at least two (2) seats and elect Zisk and Mr. David Bryant (“Bryant”) to fill the newly-created seats.  In addition, Parent agrees that the Parent Board shall nominate Zisk and Bryant to serve in such seats for election at the Parent’s shareholders’ meeting for a period ending on the third (3rd) anniversary of that date of such person’s initial appointment (the “Initial Appointment Period”).  Notwithstanding the foregoing, during the Initial Appointment Period, Parent may, by delivery of written notice from the Chairman of the Parent Board (a “Resignation Notice”), require that (a) Zisk or Bryant resign from the Parent Board and the Surviving Corporation’s board of directors, if applicable, in the event that such person (i) has been convicted of, pleads guilty or nolo contendere to, or is then the subject of a criminal indictment, “information” or similar complaint regarding, any felony, gross misdemeanor or other crime involving fraud or moral turpitude (ii) engages in any fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), (iii) such person engages in a Competitive Business, or (iv) in the event such person is an employee of the Parent or any subsidiary thereof, such person’s employment is terminated for “cause”, as defined in the employment agreement between such person and the Parent or any subsidiary thereof, (b) one (but not both) of Zisk or Bryant resign from the Parent Board and Surviving Corporation’s board of directors, as applicable, at such time as Zisk and Bryant, collectively, beneficially own less than ten percent (10%) but more than five percent (5%) of the then-outstanding Parent Common Stock, or (c) both Zisk and Bryant resign from the Parent Board and Surviving Corporation board of directors at such time as Zisk and Bryant, collectively, beneficially own less than five percent (5%) of the then-outstanding Parent Common Stock (each a “Triggering Event”).  Upon his appointment to the Parent Board, each of Zisk and Bryant shall execute and deliver an irrevocable letter to the chief executive officer of Parent resigning from the Parent Board and Surviving Corporation’s board of directors immediately upon the occurrence of any Triggering Event during the Initial Appointment Period (each, a “Reserve Letter”), and, in the event that the recipient of the Resignation Notice fails to promptly resign, the Chairman of the Parent Board may deliver the Reserve Letter to the Parent Board.  During their period of service, Zisk and Bryant shall be provided the same director compensation, benefits, indemnification and exculpation as similarly situated members of the Company Board.  In the event that Zisk or Bryant serves as a member of the Parent Board following the Initial Appointment Period, such service shall be subject to the same terms and conditions as similarly situated members of the Parent Board, it being understood that employee-directors may have different restrictions from non-employee directors.

SECTION 7.15.  Registration Rights.   At the Effective Time, Parent shall enter into a Registration Rights Agreement among Parent and the SFC Equityholders in substantially the form attached hereto as Exhibit IV (the “Registration Rights Agreement”).

SECTION 7.16.  Satisfaction of Indebtedness.   Prior to the Effective Time, the Company and its Subsidiary shall pay all indebtedness for borrowed money and capital lease obligations outstanding and secure a release of any guarantee or other liability (whether directly, contingently or otherwise), including, without limitation, the Comerica Line, by the Company and/or the Subsidiary for the obligations of any other person (other than performance obligations under contracts entered into in the ordinary course of business) and any liability to any of any SFC Equityholder.

SECTION 7.17.  Release.   Effective as of the Effective Time, and without the necessity of any further action, each of the SFC Equityholders, for itself, and its members, shareholders, partners, heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Parent, the Surviving Corporation, the Company, and the Subsidiary, and each current or former director, officer, employee, representative, agent, attorney, successors and assigns of the Parent, the Surviving Corporation, the Company, and the Subsidiary (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Effective Time, which the Releasors have, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, accrued or unaccrued as of the Effective Time (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand, commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim, and if any court, administrative agency or other forum assumes jurisdiction over any complaint or claim against any Released Party, then the Releasors shall promptly direct such court, agency or forum to withdraw from or dismiss the matter with prejudice.  Notwithstanding the preceding sentence of this Section 7.17, the term “Released Claims” does not include, and the provisions of this Section 7.17 shall not release or otherwise diminish (i) the rights or obligations of any party set forth in or arising under any provisions of this Agreement or the agreements contemplated in connection herewith, or (ii) with respect to any Releasor who is an employee of the Company or its Subsidiary, (a) any vested amounts in any 401(k) account, or (b) any benefits due to, or on behalf of, such Releasor or his dependents pursuant to the terms of any health, dental, vision or other similar health-related plan of the Company or its Subsidiary.  If a Releasor violates this Section 7.17 by suing a Released Party, then the Releasor shall pay all costs and expenses (including reasonable attorney’s fees and costs) incurred by such Released Party in defending against such suit.

SECTION 7.18.  Directors’ and Officers’ Indemnification.   The Surviving Corporation shall not assume any obligations with respect to any rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of the Company or its Subsidiary.

SECTION 7.19.  Shares in the Subsidiary; Transfer Taxes and Fees.

(a)           At Closing, Zisk shall deliver to Parent an assignment in the form attached hereto as Exhibit V conveying to Parent all the outstanding shares of capital stock of the Subsidiary owned by Zisk.

(b)           Notwithstanding anything herein to the contrary, (a) at any time following the date hereof and prior to the Effective Time, the Company, with the consent of Parent which will not be unreasonably withheld, conditioned or delayed, may form a corporation wholly owned by the Company and contribute to such new corporation all of the shares of capital stock of Subsidiary owned by the Company (“HoldCo”), pursuant to a contribution agreement that is acceptable in form and content to Parent, and (b) in such event all references in this Agreement to “Subsidiary” shall automatically be deemed to refer to both HoldCo and SpeedFC, S. de R.L. de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable.

(c)           In the event that any Governmental Authority assess any transfer Taxes relating to the Subsidiary, such Taxes shall be borne by the SFC Equityholders.

SECTION 7.20.  Supplement to the Company Disclosure Schedule.   Beginning on the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement, the Company shall supplement the Company Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which shall not affect the parties’ indemnification obligations set forth herein.

SECTION 7.21.  HSR Act Expenses.  The parties hereto have determined that no premerger filings are required under the HSR Act.  Parent, on one hand, and the SFC Equityholders, on the other hand, agree to split the costs, fees or expenses of any such Notification and Report Forms filed, if any, under the HSR Act and any penalties, fees, expenses or other costs or charges incurred in the event of any failure to comply with the HSR Act.

SECTION 7.22.  Certain Restrictive Covenants.

(a)           Covenant Not to Compete.  Zisk, the Jennifer Kate Partnership LP and The Zisk Family Partnership, LP, on behalf of himself/itself and his/its Affiliates (each a “Restricted Party”), agrees that he/it shall not, without the prior express written consent of Parent, until the date which is greater of four (4) years following the Effective Time or two (2) years following such time as Zisk is no longer a Parent employee or a member of the Parent Board (the “Non-Competition Period”), anywhere within the United States, Mexico or Canada directly or indirectly, engage in any Competitive Business in any manner or capacity (e.g., as owner, operator, manager, principal, agent, investor, partner, consultant, advisor or associate), or participate in the ownership, management, operation, or control of, or be connected in any capacity with, any Competitive Business, lend his credit or money for the purpose of establishing or operating any Competitive Business, or give advice regarding Parent, Surviving Corporation or Competitive Business either directly or indirectly to any third person, firm, or corporation engaged or engaging in any said Competitive Business.

(b)           Non-Solicitation; Nonacceptance.  Each Restricted Party agrees that he/it shall not, directly or indirectly, in any manner or capacity (e.g., as owner, operator, principal, agent, investor, manager, partner, consultant, advisor or associate), during the Non-Competition Period, (i) intentionally solicit or divert to another party, attempt to solicit or divert to another party, or otherwise interfere in any fashion with the business of any existing client of Surviving Corporation, Parent or its other subsidiaries (including the Subsidiary), or the business of any person, firm, corporation or entity which is or has been a client or account of the Surviving Corporation, Parent or its other subsidiaries (including the Subsidiary) during the Non-Competition Period or within twenty-four (24) months prior to commencement of such period (collectively referred to as “Client”), for the purpose of selling to or entering into any business relationship with such Client with respect to any product or service which is substantially similar to or competitive with those offered by and Restricted Party, the Company or its Subsidiary at any time within twenty-four (24) months prior to commencement of the Non-Competition Period (collectively, “Competitive Products or Services”), (ii) sell to or perform for any Client any Competitive Products or Services, (iii) induce or attempt to induce any employee of or consultant to Surviving Corporation, Parent or its other subsidiaries (including the Subsidiary) to do any of the foregoing or to discontinue such person’s association with such entity, or (iv) employ any person who was an employee of the Surviving Corporation, Parent or its other subsidiaries (including the Subsidiary) (or its affiliates who perform services on behalf of such entity).

(c)           Detrimental Conduct; Referral of Clients.  Each Restricted Party agrees that during the Non-Competition Period he/it will not, directly or indirectly, engage in any form of conduct, take any action, make any statement or representation, oral or written, or by any combination thereof or by any other means act in a manner, which is intended to injure or be detrimental to the reputation, goodwill or commercial interests of Surviving Corporation, Parent or its other subsidiaries (including the Subsidiary).  Furthermore, during the Non-Competition Period, should any Restricted Party receive any formal inquiry from any Client concerning any Competitive Products or Services, he/it shall promptly refer such Client to Parent and notify Parent that such Client has contacted him/it.

(d)           Notice Requirement.  In order to assist the Parent in protecting its rights under this Agreement, the Restricted Parties agree that, at all times during the Non-Competition Period, prior to either accepting employment with, acquiring an ownership interest in or agreeing to provide consulting or other services to any firm or business which offers products or services in any manner related to a Competitive Business, such Restricted Party shall give five (5) days prior written notice to Parent.  Such written notice shall (i) identify such firm or business, (ii) describe the types of services offered or sold by such business, and (iii) describe the type of ownership interest to be obtained, or the employment, consulting or other services to be provided by such Restricted Party.

SECTION 7.23.  CONSENT OF SFC EQUITYHOLDERS; WAIVER OF APPRAISAL AND DISSENTER’S RIGHTS.  BY EXECUTION HEREOF, EACH SFC EQUITYHOLDER HEREBY KNOWINGLY AND FREELY (I) CONSENTS TO THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ON THE TERMS AND CONDITIONS SET FORTH HEREIN, (II) WAIVES ANY AND ALL RIGHTS OF FIRST REFUSAL, FIRST OFFER, APPROVAL, LIQUIDATION PROCEEDS PREFERENCE, NOTICE OR SIMILAR RIGHTS, IF ANY, SUCH SFC EQUITYHOLDER MAY HAVE ARISING OUT OF OR IN CONNECTION WITH THE MERGER, AND (III) WAIVES ANY ALL APPRAISAL AND DISSENTER’S RIGHTS UNDER THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE IN CONNECTION WITH THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE COMPANY AND ZISK WAIVED, AND HEREBY CONFIRMS HIS OR HER WAIVER OF, THE EXERCISE OF ANY RIGHT OF FIRST REFUSAL DERECHO DE PREFERENCIA POR EL TANTO AFFORDED TO THEM UNDER THE BYLAWS OF SUBSIDIARY.  EACH SFC EQUITYHOLDER HAS REVIEWED AND UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THIS SECTION 7.23) AND IS HEREBY ENCOURAGED TO, HAS HAD THE OPPORTUNITY TO, AND TO THE EXTENT SUCH SFC EQUITYHOLDER DEEMED NECESSARY DID, SEEK AND RELY UPON THE ADVICE OF SUCH SFC EQUITYHOLDER’S OWN INDEPENDENT COUNSEL IN THE NEGOTIATION AND ADOPTION OF THIS AGREEMENT.

ARTICLE VIII
CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, the SFC Equityholders, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)           No Restraints or Orders.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby, shall have been issued since the date of this Agreement by any U.S. or Mexican federal or state court of competent jurisdiction and shall remain in effect; and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b)           U.S. Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or applicable foreign law, if applicable, shall have expired or been terminated.

(c)           NASDAQ Listing.  The shares of Parent Common Stock to be issued in the Merger (including any Earn Out Shares) shall have been authorized for listing on NASDAQ, subject to official notice of issuance (which shall be delivered by Parent concurrently with the Effective Time).

(d)           Requisite Shareholder Approval.  The Requisite Shareholder Approval shall have been received by Parent.

SECTION 8.02.  Conditions to the Obligations of Parent and Merger Sub.

  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company and SFC Equityholders contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of a specified earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Effective Time, or as of such particular earlier date, as the case may be).  Notwithstanding the foregoing, the Company Fundamental Representations (subject to de minimis deviations in the representations and warranties set forth in Section 3.03) shall be true and correct in all respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time.

(b)           Agreements and Covenants.  The Company and the SFC Equityholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c)           Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)           No Dissenters.  Each SFC stockholder shall have waived all dissenters or appraisal rights with respect to the Merger pursuant to Section 7.23 and have not otherwise attempted to revoke such waiver or otherwise assert such rights.

(e)           Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) through 8.02(d).

(f)           Company Affidavit.  At the Effective Time, the Company shall deliver to Parent an affidavit, dated as of the Effective Time, setting forth the Company’s name, address and federal employer identification number and stating under penalties of perjury that the Company is not and has not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)           Consents.

(i)
All consents, approvals and authorizations legally required to be obtained by the Company or its Subsidiary to consummate the Merger shall have been obtained from and made with all Governmental Authorities and all consents from third parties under any Material Contract or other material agreement, contract, license, lease or other instrument to which the Company or its Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained, but in each case only to the extent such consent, approval, or authorization is described on Section 8.02(g)(i) of the Company Disclosure Schedule.

(ii)	All consents, approvals and authorizations required to be obtained by Parent from Wells Fargo as a result of the transactions contemplated by this Agreement shall have been obtained.

(h)           Opinion of the Company’s Counsel.  Parent shall have received the opinion of Jackson Walker L.L.P., in the form attached hereto as Exhibit VI (regarding corporate matters) and Exhibit VII (regarding tax matters).

(i)           Financing.  Parent shall have obtained on terms and conditions reasonably satisfactory to it the financing it needs in order to consummate the transactions contemplated hereby and to fund the working capital requirements of the Surviving Corporation after the Effective Time.

(j)           Employees.  Each of the persons listed on Section 8.02(j) of the Company Disclosure Schedule shall continue to be employed by, and shall not have given notice of their intention to terminate their employment with, the Company or its Subsidiaries.

(k)           Employment Agreement.  Zisk shall execute and deliver a counterpart signature page to the Employment Agreement.

(l)           Resignation.  All members of the Board of Directors of the Company and its Subsidiary shall have executed written resignations effective as of the Effective Time.

(m)           Subordination Agreement(s).  The Equityholder Representative, on behalf of the SFC Equityholders, shall execute and deliver a counterpart signature page to the Subordination Agreements contemplated by Section 2.07(g).

(n)           Registration Rights Agreement.  Each SFC Equityholder shall execute and deliver a counterpart signature page to the Registration Rights Agreement

(o)           Escrow Agreement.  The Equityholder Representative shall execute and deliver a counterpart signature page to the Escrow Agreement.

(p)           Dress Barn/Justice.  The Company shall have entered into amendments to, or new fulfillment, web services and call center agreements with the counterparties to (in a form reasonably satisfactory to Parent), the Third Party Fulfillment, Web Services and Call Center Agreement, dated February 16, 2010, as amended, between Tween Brands Direct, LLC and the Company, and the Third Party Fulfillment, Web Services and Call Center Agreement, dated March 10, 2010, as amended, between The Dress Barn, Inc. and the Company, in each case to extend such respective agreements or engagements between the parties for an additional period ending no earlier than March 31, 2015, on substantially the same economic terms.

(q)           Corporate Documents.  The Company shall deliver true and correct copies of the Certificate of Incorporation of the Company and the comparable organization documents of its Subsidiary as in effect at the Effective Time, and the by-laws (or comparable entity charter documents) of the Company and comparable documents for its Subsidiary as in effect at the Effective Time, all of which shall be certified by the Secretary (or person performing a similar function) thereof.

(r)           Certificates of Good Standing.  The Company shall deliver Certificates of Good Standing (or similar certificates), dated not more than ten (10) calendar days prior to the Effective Time, with respect to the Company, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign entity, and the Subsidiary.

(s)           Resolutions.  The Company shall deliver a copy of the resolutions of the Company Board certified by the Secretary (or person performing a similar function) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the agreement contemplated hereby to which the Company is a party and the performance of the transactions contemplated hereby and thereby.

SECTION 8.03.  Conditions to the Obligations of the Company.   The obligations of the Company and the SFC Equityholders to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of as a specified earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the Effective Time, or as of such particular earlier date, as the case may be). Notwithstanding the foregoing, the NAVR Fundamental Representations (subject to de minimis deviations in the representations and warranties set forth in Section 5.03) shall be true and correct in all respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time.

(b)           Agreements and Covenants.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(d)           Officer’s Certificate.  Parent shall have delivered to the Company and the Equityholder Representative a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) through 8.03(c).

(e)           Consents.  All consents, approvals and authorizations legally required to be obtained by Parent or Merger Sub to consummate the Merger shall have been obtained from and made with all Governmental Authorities, and all consents from third parties under any Material Contract or other material agreement, contract, license, lease or other instrument to which the Parent or Merger Sub is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained, but in each case only to the extent such consent, approval, or authorization is described on Schedule E.

(f)           Opinion of the Parent’s Counsel.  The Company and Equityholder Representative shall have received the opinion of Winthrop & Weinstine, P.A., in the form attached hereto as Exhibit VIII.

(g)           Employment Agreement.  Parent or the Surviving Corporation shall execute and deliver a counterpart signature page to the Employment Agreement.

(h)           Registration Rights Agreement.  Parent shall execute and deliver a counterpart signature page to the Registration Rights Agreement.

(i)           Escrow Agreement.  Parent, Merger Sub/Surviving Corporation and the Escrow Agent shall execute and deliver a counterpart signature page to the Escrow Agreement.

(j)           Closing Consideration.  Parent and Merger Sub shall have delivered in full the Closing Consideration in accordance with Article II hereof.

(k)           Corporate Documents.  Parent and Merger Sub shall have delivered Articles of Incorporation of Parent and the Merger Sub as in effect at the Effective Time, and the by-laws (or comparable entity charter documents) of Parent and the Merger Sub as in effect at the Effective Time, which shall be certified by the Secretary (or person performing a similar function) thereof.

(l)           Certificates of Good Standing.  Parent and Merger Sub shall have delivered Certificates of Good Standing (or similar certificates), dated not more than ten (10) calendar days prior to the Effective Time, with respect to Parent and the Merger Sub, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which Parent or the Merger Sub, as applicable, is qualified to do business as a foreign entity.

(m)           Resolutions.  Parent and Merger Sub shall have delivered a copy of the resolutions of the Parent Board and the sole shareholder and board of directors of the Merger Sub certified by the Secretary (or person performing a similar function) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the agreement contemplated hereby to which the Parent and the Merger Sub, as applicable, is a party and the performance of the transactions contemplated hereby and thereby.

(n)           Tax Certificate.  Parent shall deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to the SFC Equityholders to deliver the legal opinion contemplated by Section 8.02(h).  Parent shall have no liability to the SFC Equityholders under this Agreement relating to the certificate described in this clause 8.03(n).

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.  Termination.   This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and such transactions by the stockholders of the Company, as follows:

(a)           by mutual written consent of Parent and the Company and Equityholder Representative duly authorized by the Parent Board and the Company Board;

(b)           by either Parent or the Company if the Effective Time shall not have occurred on or before December 30, 2012; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)           by either Parent or the Company if any Governmental Authority in the United States or Mexico shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

(d)           by Parent or the Company if this Agreement shall fail to receive the Requisite Shareholder Approval at the Parent Shareholder’ Meeting;

(e)           by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company and/or the SFC Equityholders set forth in this Agreement, or if any representation or warranty of the Company and/or the SFC Equityholders shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) through Section 8.02(d) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company or the SFC Equityholders, Parent may not terminate this Agreement under this Section 9.01(e) for so long as the Company or the SFC Equityholders, as applicable, continue to exercise their best efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by Parent to the Company and the Equityholder Representative, and provided further that no termination is permitted under this Section 9.01(e) unless the Terminating Company Breach constitutes a Company Material Adverse Effect; or

(f)           by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) through Section 8.03(c) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as Parent and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by the Company to Parent, and provided further that no termination is permissible pursuant to this Section 9.01(f) unless such Terminating Parent Breach constitutes a Parent Material Adverse Effect.

SECTION 9.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement and the terms of Sections 7.03(b) and (c) and Article XI shall survive any termination of this Agreement.

SECTION 9.03.  Fees and Expenses.

(a)           Except as otherwise expressly set forth herein, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, audit personnel, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act (if any) or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement, including, with respect to the Company, the auditing and review of the Company’s Financial Statements by an independent accounting firm.

(b)           Notwithstanding the foregoing, in the event that the Merger is not consummated for any reason resulting in the termination of this Agreement: (i) pursuant to Section 9.01(e), the Company shall pay all Expenses of Parent, or (ii) pursuant to Section 9.01(f) or for failure to meet the condition described in Sections 8.02(g)(ii) (Consent of Wells Fargo) or 8.02(i) (Financing), the Parent shall pay all Expenses of the Company.  The parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.

SECTION 9.04.  Amendment.   This Agreement may be amended by an instrument in writing signed the Parent, Merger Sub, the Company and Equityholder Representative (by and on behalf of the SFC Equityholders) by action taken by or on behalf of the Parent, Merger Sub, the Company’s respective Boards of Directors and Equityholder Representative at any time prior to the Effective Time.

SECTION 9.05.  Waiver.   At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X
INDEMNIFICATION

SECTION 10.01.  Survival.  The representations and warranties of the Company and the SFC Equityholders: (i) contained in Article IV (SFC Equityholder Representations) and Sections 3.01 (Organization; Qualification; Subsidiaries), 3.03 (Capitalization), 3.04 (Authority), 3.12(c) (Title to Assets) and 3.24 (Brokers), and any certificate delivered pursuant thereto, shall survive indefinitely (collectively, the “Company Fundamental Representations”); (ii) contained in Sections 3.10 (Employee Benefit Plans), 3.13 (Intellectual Property) (collectively with any certificates delivered pursuant thereto, the “IP Representations”) and 3.14 (Taxes), 3.15 (Environmental Matters) and any certificate delivered pursuant thereto, shall survive for a period of 120 days after the expiration of the statutes of limitation applicable to such matters; and (iii) contained elsewhere in Article III and in any certificate delivered pursuant thereto, shall survive for a period of eighteen (18) months following the Effective Time.  The representations and warranties of Parent and Merger Sub: (i) contained in Sections 5.01 (Corporate Organization), 5.03 (Capitalization), 5.04 (Authority), 5.13 (Brokers) and 5.15 (Title to Assets), and any certificate delivered pursuant thereto, shall survive indefinitely (collectively, the “NAVR Fundamental Representations”); (ii) contained in Sections 5.10 (Intellectual Property), 5.09 (Solvency) and 5.14 (Taxes) and any certificate delivered pursuant thereto, shall survive for a period of 120 days after the expiration of the statutes of limitation applicable to such matters; (iii) contained elsewhere in Article V and in any certificate delivered pursuant hereto, shall survive for a period of eighteen (18) months following the Effective Time.  The covenants and other agreements of the Company, the SFC Equityholders, Parent and the Merger Sub/Surviving Corporation shall survive the Effective Time until fully performed in accordance with their terms.  Any matter as to which an Indemnified Party (defined below) has asserted a claim for indemnity pursuant to this Article X, during the applicable survival period specified in this Article X, which is pending or unresolved at the end of the applicable survival period, shall continue to be subject to the indemnification provisions of this Article X until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any related amounts payable hereunder are finally determined and paid.  Except as otherwise specifically provided herein, the parties agree that no claims or causes of action may be brought against the SFC Equityholders, Parent or Merger Sub/Surviving Corporation based upon any of the representations, warranties, covenants or agreements contained in this Agreement after the expiration of applicable survival period.

SECTION 10.02.  Indemnification by the SFC Equityholders.   Subject to the terms and conditions of this Article X, from and after the Closing:

(a)           Each SFC Equityholder agrees, severally and not jointly and in proportion to such SFC Equityholder’s Percentage Interest (defined above), to indemnify, defend and save Parent, Merger Sub/Surviving Corporation, and their shareholders, officers, directors, employees, agents and representatives and the Affiliates (including the Company) of the foregoing (each, a “NAVR Indemnified Party” and collectively, the “NAVR Indemnified Parties”) harmless from and against any and all liabilities, obligations, deficiencies, demands, claims, Actions, causes of action, assessments, losses, out-of-pocket costs and expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants and reasonable costs of investigation, but specifically excluding punitive damages, speculative damages, exemplary damages and consequential damages (subject to Section 10.09 below)) (individually and collectively, the “Losses”) suffered, sustained or incurred by any NAVR Indemnified Party to the extent arising out of or otherwise by virtue of (i) any inaccuracy in any of the representations or warranties of the Company and the SFC Equityholders contained in Article III of this Agreement or any certificate delivered by the Company or its Subsidiary in connection herewith, (ii) the failure of the Company or any SFC Equityholder to perform any of his, her or its respective covenants or obligations contained in this Agreement that are required to be performed at or prior to the Closing, (iii) any Taxes imposed on the Company with respect to or arising out of any period (or portion of any period) ending on or before the Effective Time in accordance with Section 7.07(c), and/or the transactions contemplated hereby, minus the amount of liabilities for such Taxes taken into account in determining the Closing Net Working Capital, (iv) Losses with respect to any misappropriation of the Escrow Amount or Equityholder Representative Holdback Amount by the Equityholder Representative or any Representative thereof, and (v) the failure to properly classify or properly pay or withhold any Taxes relating to any employee of the Company or its Subsidiary who has provided services in Mexico for the Company or its Subsidiary.

(b)           Each SFC Equityholder agrees severally and not jointly to indemnify, defend and save each NAVR Indemnified Party harmless from and against any and all Losses suffered, sustained or incurred by (i) any NAVR Indemnified Party to the extent arising out of or otherwise by virtue of any inaccuracy in any of the representations or warranties of such SFC Equityholder contained in Article IV of this Agreement, or (ii) the failure of such SFC Equityholder to perform any of his, her or its covenants or obligations contained in this Agreement that are required to be performed following the Closing.

For purposes of this Section 10.02 and Section 10.03, when determining the amount of Losses resulting from a breach or failure to perform (but specifically not for purposes of determining whether or not a breach or failure has occurred), any qualification contained in any representation, warranty or covenant using the words “material,” “materiality” or “material adverse effect” shall be disregarded and deemed not to include such words.

SECTION 10.03.  Indemnification by Parent and Merger Sub/Surviving Corporation.   Subject to the terms and conditions of this Article X, from and after the Closing, each of Parent and Merger Sub/Surviving Corporation, on a joint and several basis, agrees to indemnify, defend and save SFC Equityholders and the officers, directors, managers, members, partners, stockholders, owners, employees, agents and representatives and the Affiliates of the foregoing (each, a “SFC Indemnified Party” and collectively the “SFC Indemnified Parties”) harmless from and against any and all Losses suffered, sustained or incurred by any SFC Indemnified Party to the extent arising out of or otherwise by virtue of (i) any inaccuracy in any of the representations and warranties of Parent and the Merger Sub contained in Article V of this Agreement, (ii) the failure of Parent and/or Merger Sub/Surviving Corporation to perform any of its covenants or obligations contained in this Agreement, and (iii) any income Tax liability imposed on the Parent or its subsidiaries with respect to or arising out of any period (or portion of any period) ending on or before the Effective Time (it being understood that, to the extent taxable income is offset by net operating loss carryforwards or carrybacks, no Tax liability is created for purposes of this Section 10.3(iii)), to the extent that such income Tax liabilities exceed, in the aggregate, the amount of liabilities for such Taxes reflected in the financial statements contained in the most recent Parent SEC Documents filed prior to the Effective Time and such other income Tax liabilities incurred in the ordinary course of Parent and its subsidiaries’ business consistent with past practice since such filing.

SECTION 10.04.  Indemnification Procedure.

(a)           If a NAVR Indemnified Party or a SFC Indemnified Party seeks indemnification under this Article X, such party (the “Indemnified Party”) shall promptly give written notice (a “Claim Notice”) to the party from which the Indemnified Party seeks such indemnification (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim, the basis for indemnification under this Agreement and, to the extent possible, a good faith estimate of the amount of indemnifiable Losses incurred or reasonably expected to be incurred by the Indemnified Party with respect to such claim (the “Claimed Amount”).

(b)           If the Indemnified Party delivers to Indemnifying Party a Claim Notice seeking indemnification in respect of a liability or obligation brought or asserted by any third party (a “Third-Party Claim”) then, if the Indemnifying Party so elects within thirty (30) days following the Indemnified Party’s delivery of the applicable Claim Notice, the Indemnifying Party shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses; provided, however, that, the Indemnifying Party shall not have the right to assume control of such defense (and in such event the Indemnified Party shall assume control of such defense) if and to the extent that the Third-Party Claim which the Indemnifying Party seeks to assume control of (i) seeks non-monetary relief, or (ii) involves criminal or quasi-criminal allegations.  The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof at its cost and expense; provided, however, that the fees and expenses of counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party if (A) the employment thereof and payment of fees and expenses of counsel employed by the Indemnified Party has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnified Party has been advised in a formal written legal opinion from independent outside legal counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to the applicable matter, or (C) the Indemnifying Party has failed to timely assume the defense and employ counsel or the Indemnifying Party is not entitled to assume the defense and employ counsel pursuant to the preceding sentence, in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(c)           In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party may enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only, (ii) the settlement does not involve Taxes, and (iii) a term of the settlement or judgment is that the person or persons asserting such claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the prior written consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           If the Indemnified Party delivers to an Indemnifying Party a Claim Notice with respect to a claim that is not a Third-Party Claim and the Indemnifying Party shall object to such Claim Notice, the Indemnifying Party shall, within fifteen (15) days following delivery of the Claim Notice, deliver a written notice (a “Notice of Objection”) to the Indemnified Party specifying in reasonably detail the basis for such dispute.  If the Indemnifying Party fails to deliver a Notice of Objection within such fifteen (15) day period, the Indemnifying Party shall be conclusively deemed to have acknowledged the correctness of the Notice of Claim, and the Claimed Amount (subject to limitations set forth in Section 10.06) shall by paid to or received by the Indemnified Party in accordance with Section 10.11.  If the Indemnifying Party timely delivers a Notice of Objection with respect to a claim or claims set forth in any Claim Notice, and if such claim or claims described therein shall not have been resolved or compromised between the Indemnifying Party and the Indemnified Party within thirty (30) days from the date of delivery of the Notice of Objection, then such claims shall be settled by a court of competent jurisdiction in accordance with Section 11.08 hereof.

(e)           With respect to any claim against which the Indemnifying Party is obligated to indemnify the Indemnified Party, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to such claim.

SECTION 10.05.  Failure to Give Timely Notice.    A failure by an Indemnified Party to promptly provide notice as provided in Section 10.04(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged or prejudiced as a result of such failure to give timely notice.

SECTION 10.06.  Certain Limitations.   Notwithstanding anything set forth herein to the contrary (but expressly subject to Section 10.07):

(a)           Except with respect to any Losses resulting from any breach of any Company Fundamental Representations or Section 5.09 (Solvency), the SFC Equityholders shall not be liable to any NAVR Indemnified Party under Section 10.02(a)(i), unless the aggregate Losses incurred by the NAVR Indemnified Parties with respect to which indemnification is to be provided under Section 10.02(a)(i) exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Threshold”), in which case the SFC Equityholders shall be liable to NAVR Indemnified Parties under Section 10.02(a)(i) for the amount of all such Losses from the first dollar thereof.

(b)           Except with respect to any Losses resulting from any breach of any NAVR Fundamental Representations or Section 5.09 (Solvency), neither Parent nor Merger Sub/Surviving Corporation shall be  liable to any SFC Indemnified Party under Sections 10.03(i) and 10.03(iii), unless the aggregate Losses incurred by the SFC Indemnified Parties with respect to which indemnification is to be provided under Sections 10.03(i) and 10.03(iii) exceed the Threshold, in which case the Parent and Merger Sub/Surviving Corporation shall be liable to SFC Indemnified Parties under Sections 10.03(i) and 10.03(iii) for the amount of all such Losses from the first dollar thereof.

(c)           Except with respect to any Losses resulting from the breach of any Company Fundamental Representations:

(i)
The aggregate amount required to be paid to the NAVR Indemnified Parties by the SFC Equityholders, collectively, under Section 10.02(a)(i), with respect any Losses resulting from breaches of the representations and warranties other than the IP Representations (the “Non-IP Representations”) shall not exceed an amount equal to Ten Million and 00/100 Dollars ($10,000,000.00) (the “Indemnification Cap”); and

(ii)
The aggregate amount required to be paid to the NAVR Indemnified Parties by the SFC Equityholders, collectively, under Section 10.02(a)(i), with respect to any Losses resulting from the breaches of the Non-IP Representations and the IP Representations, collectively, shall not exceed an amount equal to Twenty Million and 00/100 Dollars ($20,000,000.00).

(d)           Except with respect to any Losses resulting from the breach of any NAVR Fundamental Representations, the aggregate amount required to be paid to the SFC Indemnified Parties by Parent and Merger Sub/Surviving Corporation, collectively, under Section 10.03(i) shall not exceed the Indemnification Cap.

(e)           Notwithstanding anything to the contrary, the aggregate amount required to be paid to the NAVR Indemnified Parties by any SFC Equityholder under Section 10.02 shall not exceed an amount equal to the sum of (i) the cash consideration (including the Aggregate Cash Closing Consideration and the Earn Out Amounts, if any) received by SFC Equityholder pursuant to Article II, plus (ii) the aggregate cash proceeds received by such SFC Equityholder in respect of any Parent Common Stock received by such SFC Equityholder pursuant to Article II and subsequently sold by such SFC Equityholder, plus (iii) the aggregate Average Parent Stock Price (calculated as of the date that it is finally determined, in accordance with this Article X, that such SFC Equityholder is required to indemnify the applicable NAVR Indemnified Party(ies) pursuant to Section 10.02) of any shares of Parent Common Stock received by such SFC Equityholder pursuant to Article II and then held by such SFC Equityholder.

(f)           Notwithstanding anything to the contrary, the aggregate amount required to be paid to the SFC Indemnified Parties, individually or collectively, by Parent or the Surviving Corporation, if any, under Section 10.03 shall not exceed an amount equal to the sum of (i) the cash consideration (including the Aggregate Cash Closing Consideration and the Earn Out Amounts, if any) paid or required to be paid to the SFC Equityholders pursuant to Article II, plus (ii) the aggregate cash proceeds received by the SFC Equityholders in respect of any Parent Common Stock received by such SFC Equityholders pursuant to Article II and subsequently sold by such SFC Equityholders, plus (iii) the aggregate Average Parent Stock Price (calculated as of the date that it is finally determined, in accordance with this Article X, that Parent and/or the Surviving Corporation, as applicable, required to indemnify the applicable SFC Indemnified Party(ies) pursuant to Section 10.03) of any shares of Parent Common Stock received by such SFC Equityholders pursuant to Article II and then held by such SFC Equityholders or required to be delivered to the SFC Equityholders pursuant to Article II and not so delivered.

SECTION 10.07.  Special Rule for Fraud.   Notwithstanding anything in this Article X hereof to the contrary, in the event of any breach of a representation or warranty by any party hereto that constitutes intentional fraud, the limitations set forth in Sections 10.01 and 10.06 shall not apply to any Losses that any NAVR Indemnified Party or SFC Indemnified Party, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach that constitutes intentional fraud.

SECTION 10.08.  Treatment of Indemnity Payments.   Following the Closing, any payment made pursuant to this Article X shall be treated by the parties, to the extent permitted by Law and for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the SFC Equityholders in the transactions contemplated by this Agreement.

SECTION 10.09.  No Indemnification for Speculative Losses.   Except with respect to Losses paid in connection with a Third-Party Claim (in settlement or otherwise), the parties acknowledge and agree that Losses shall not include consequential, punitive, exemplary or speculative damages.

SECTION 10.10.  Anti-Windfall.  The amount of any Losses recoverable by an Indemnified Party under this Article X shall be reduced by any amounts actually received by any Indemnified Party, directly or through a subsidiary, in the form of Tax benefits in respect of claims related to such Losses and if any Indemnified Party actually receives any such Tax benefits in the form of a cash reimbursement, refund or reduction in the amount of any currently payable Tax, and not as an increase in available net operating loss, carry forwards or carry backs, directly or through a subsidiary, after the settlement of any indemnification claim under this Article X, then such Indemnified Party shall promptly remit to the applicable Indemnifying Party the amount of such Tax benefits that are actually realized.

SECTION 10.11.  Payments; Escrow.

(a)           Subject to Section 2.06 and the terms of the Escrow Agreement, the Escrow Amount will be available to compensate the NAVR Indemnified Parties for Losses for which such Persons are entitled to indemnification pursuant to Section 10.02 (provided that such NAVR Indemnified Party may only pursue the Escrow Amount pursuant to Section 10.02(b) in the event that the applicable SFC Equityholder does not timely make the payment as contemplated in all respects by Section 10.11(b)) and in accordance with the Escrow Agreement.  Subject to Section 10.11(b), each NAVR Indemnified Party shall be required to collect (by disbursement from the Escrow Account in accordance with the Escrow Agreement) the indemnification obligations of each SFC Equityholder under Section 10.02 against the portion of Escrow Amount then-remaining in the Escrow Account prior to seeking payment for such obligations directly from such SFC Equityholder.

(b)           Within fifteen (15) days after both (i) the resolution of any indemnification claim by any NAVR Indemnified Party hereunder pursuant to which such NAVR Indemnified Party is entitled to any payment from a SFC Equityholder pursuant to Section 10.02 and (ii) the delivery by such NAVR Indemnified Party of a written request for payment to such SFC Equityholder, such payment shall be made by the applicable SFC Equityholder.

(c)           Within fifteen (15) days after both (i) the resolution of any indemnification claim by any SFC Indemnified Party hereunder pursuant to which such SFC Indemnified Party is entitled to any payment from Parent and/or Merger Sub/Surviving Corporation and (ii) the delivery by such SFC Indemnified Party of a written request for payment to Parent and/or Merger Sub/Surviving Corporation, such payment shall be made by the Parent and Merger Sub/Surviving Corporation on a joint and several basis.

(d)           The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys’ fees) incurred in seeking to collect any payments due under this Section 10.11.

SECTION 10.12.  Set-off.   In the event that a NAVR Indemnified Party has submitted a Claim Notice to any SFC Equityholder and/or the Equityholder Representative, Parent and the Surviving Corporation (on behalf of themselves and/or such NAVR Indemnified Party) may, in their sole discretion upon prior written notice to the Equityholder Representative, set-off the Claimed Amount set forth in such Claim Notice (but only to the extent such Claimed Amount exceeds the remaining Escrow Amount against any amounts then due and payable to such SFC Equityholder by Parent and the Surviving Corporation under Sections 2.07 or 2.08 of this Agreement.  In the event that an indemnification obligation owed has not been “finally determined” by the date the Parent and/or the Surviving Corporation elect to exercise their setoff rights set forth herein, Parent and/or the Surviving Corporation shall deposit such amounts set-off thereby into the Escrow Account to remain therein until disbursed in accordance with the Escrow Account.  For purposes of this Section 10.12, an amount will be finally determined to be payable by a SFC Equityholder under this Article X only if (i) deemed to be owed thereby in accordance with Section 10.04(d), (ii) agreed to be owed thereby pursuant a written settlement agreement executed by such SFC Equityholder (or Equityholder Representative as attorney for such SFC Equityholder), or (iii) determined by a final, non-appealable judgment issued by a court of competent jurisdiction.  Neither Parent nor Surviving Corporation shall be deemed in breach of this Agreement when it validly exercises its setoff rights set forth in this Section 10.12.

SECTION 10.13.  Exclusive Remedy.   From and after the Closing, this Article X shall provide the sole and exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement and the transactions contemplated hereby and each party waives and agrees not to assert or assign any such claims other than pursuant to the indemnification procedures of this Article X, except in the case of intentional fraud, claims arising under Rule 10b-5 of the Exchange Act, and with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.  Without limiting the generality of the foregoing, each of the parties to this Agreement hereby waives, on behalf of itself and its Affiliates, any other potential causes of action for indemnity, contribution, cost recovery or any independent causes of action that such Person may have pursuant any Law.

ARTICLE XI
GENERAL PROVISIONS

SECTION 11.01.  Equityholder Representative.

(a)           Each SFC Equityholder, by virtue of his, her or its execution and delivery of this Agreement, hereby irrevocably nominates, constitutes and appoints Zisk as the Equityholder Representative and as the agent, agent for service of process and true and lawful attorney-in-fact of such SFC Equityholder with full power of substitution, to act in the name, place and stead of such SFC Equityholder with respect to all matters under this Agreement and the transactions contemplated by this Agreement.  Such powers shall include, without limitation, the taking by the Equityholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by any SFC Equityholder under this Agreement, including the exercise of the power to: (i) execute, deliver, acknowledge, certify and file (in the name of any or all of such SFC Equityholders or otherwise) any and all documents and to take any and all actions that the Equityholder Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any matter covered in Section 2.06, Section 2.07, Section 2.08, or Section 9.04 or any indemnification claim under Article X (including negotiating, entering into compromises or settlements of and resolving disputes with respect to any such matters covered in Section 2.06, Section 2.07 or Section 2.08); (ii) give and receive notices and communications under this Agreement; (iii) authorize the payment of fees, expenses and distributions including, without limitation, any fees, expenses or distributions out of the Equityholder Representative Holdback Amount; and (iv) execute amendments (and additional documents related thereto) to this Agreement on behalf of such SFC Equityholder generally consistent with the transaction contemplated hereby, the execution thereof shall be conclusive evidence of such determination.  Zisk hereby accepts his appointment as the Equityholder Representative.

(b)           The power of attorney granted in this Section 11.01; (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Equityholder Representative, after 5 days’ notice to Parent the Surviving Corporation of the identity of the delegate; and (iii) shall survive the death or incapacity of each of the SFC Equityholders.

(c)           Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Corporation, and any NAVR Indemnified Parties shall be entitled to deal exclusively with the Equityholder Representative on all matters relating to this Agreement, including, without limitation, Section 2.06, Section 2.07, Section 2.08, or Section 9.04 and Article X, and each NAVR Indemnified Party shall be entitled to deal exclusively with the Equityholder Representative in respect of all such matters, and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any SFC Equityholder by the Equityholder Representative in respect of such matters, and on any other action taken or purported to be taken on behalf of any SFC Equityholder by the Equityholder Representative, as fully binding upon such SFC Equityholder.

(d)           The Equityholder Representative may at any time designate a replacement Equityholder Representative with the consent of the Parent (which will not be unreasonably withheld, conditioned or delayed), and each SFC Equityholder, by virtue of his or her execution and delivery of this Agreement, hereby consents to such replacement Equityholder Representative.  If the Equityholder Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the SFC Equityholders, then the SFC Equityholders shall, by “majority vote”, based on the SFC Equityholder’s Percentage Interests, within 30 days after such death or disability, appoint a successor representative and, within five days thereafter, shall notify Parent and the Surviving Corporation of the identity of such successor.  Any such successor shall become the “Equityholder Representative” for all purposes under this Agreement.  If for any reason there is no Equityholder Representative at any time, all references herein to the Equityholder Representative shall be deemed to refer to the SFC Equityholders holding a majority of the Percentage Interests.

(e)           No bond shall be required of the Equityholder Representative, and the Equityholder Representative shall receive no compensation for his services.  The Equityholder Representative shall not be liable to any SFC Equityholder for any act done or omitted hereunder as Equityholder Representative while acting in good faith and in the exercise of his reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).  The Equityholder Representative shall be entitled to be indemnified by each SFC Equityholder, in each case in accordance with such SFC Equityholder’s Percentage Interests, for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Equityholder Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder.  The Equityholder Representative shall be entitled to recover from each SFC Equityholder, in each case in accordance with such SFC Equityholder’s Percentage Interest, any out-of-pocket costs and expenses reasonably incurred by the Equityholder Representative in good faith and in connection with actions taken by the Equityholder Representative pursuant to this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) (other than in respect of expenses satisfied out of the Equityholder Representative Holdback Amount).  The Equityholder Representative shall keep reasonably detailed records of the costs and expenses for which he seeks reimbursement as herein provided.

(f)           Each SFC Equityholder hereby acknowledges and agrees that the Equityholder Representative Holdback Amount shall be withheld and paid directly to an account maintained by the Equityholder Representative (or a financial institution selected by the Equityholder Representative) as a fund for the fees and expenses (including, without limitation, any legal fees and expenses) of the Equityholder Representative incurred in connection with this Agreement, with any balance of the Equityholder Representative Holdback Amount not utilized for such purposes to be remitted to the SFC Equityholders in accordance with their Percentage Interests.  The Equityholder Representative will, if so requested in writing by any SFC Equityholder, provide such SFC Equityholder with a written report describing in reasonable detail the amount of any fees, expenses, distributions, or other remittances made out of the Equityholder Representative Holdback Amount; provided, however, that the Equityholder Representative will not have any obligation to provide any such written report to any particular SFC Equityholder any more than two times during any rolling twelve month period.

(g)           Each of Parent, Merger Sub, the Company, the Surviving Corporation, the SFC Equityholders, and the Equityholder Representative expressly and knowingly consent to Jackson Walker L.L.P. representing the Equityholder Representative, in his capacity as such from and after the Closing in any matter that is or may be adverse to Parent, Merger Sub, the Company, the Surviving Corporation, the SFC Equityholders, in connection with the transactions contemplated by or otherwise arising under this Agreement, the Escrow Agreement or the other ancillary agreements contemplated hereby or thereby.  This consent constitutes an advance waiver of any conflict of interest claim against Jackson Walker L.L.P. as a result of such firm representing the Equityholder Representative as described in the preceding sentence.  In addition, each of Parent, Merger Sub, the Company, the Surviving Corporation, and the SFC Equityholders, expressly and knowingly, effective as of the Closing: (i) acknowledge and agree that all communications between Jackson Walker L.L.P. and Company or its agents or representatives in connection with the transactions contemplated by or otherwise arising under this Agreement, the Escrow Agreement or the other ancillary agreements contemplated hereby or thereby are subject to the sole and absolute control of the Equityholder Representative, (ii) waives any and all rights to obtain or otherwise control the disclosure of such communications, and (iii) covenants and agrees not to assert any rights whatsoever with respect to any such communications.

SECTION 11.02.  Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent, Merger Sub or the Surviving Corporation:

Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428
Facsimile No.:  (___) ____-______
Telephone No.:  (763) 971-2770
Attention:  Ryan F. Urness

with a copy (which will not constitute notice) to:

Winthrop & Weinstine, PC
Capella Tower, Suite 3500
25 South Sixth Street
Minneapolis, MN  55402
Facsimile No.:  (612) 604-6800
Telephone No.:  (621) 604-6400
Attention:  Scott J. Dongoske

if to the Company, to:

SpeedFC, Inc.
10300 Sanden Drive, Suite 100
Dallas, Texas 75238
Attention:  Jeffrey B. Zisk
Facsimile No.:  (214) 258-0149
Telephone No.:  (214) 258-0101

with a copy (which will not constitute notice) to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas  75203
Attn: Aaron R. Allred
Telephone No.:  (214) 953-6135
Facsimile No.:  (214) 661-6816

if to the Equityholder Representative, to:

Jeffrey B. Zisk
4121 Windsor Parkway
Dallas, Texas 75205
Facsimile No.:  (___) ____-______
Telephone No.:  (___) ____-______

with a copy (which will not constitute notice) to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas  75203
Attn: Aaron R. Allred
Telephone No.:  (214) 953-6135
Facsimile No.:  (214) 661-6816

SECTION 11.03.  Certain Definitions.  For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3( a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Company License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for software already installed by the manufacturer before purchase on computers purchased or leased by the Company or its Subsidiary, shrink-wrap or click-wrap software or other off-the-shelf products that are generally available for less than $10,000 per license), and any written settlements relating to any Intellectual Property, to which the Company or its Subsidiary is a party or otherwise bound.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, prospects, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiary taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (a) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiary; (b) general changes in the industries in which the Company and its Subsidiary operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiary to a materially greater extent than they affect other entities operating in such industries; (c) the public announcement or pendency of the transactions contemplated hereby; (d) changes in Law or the application or interpretation thereof by any Governmental Authority; (e) effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, the occurrence of one or more terrorist attacks; or (f) any other matter set forth in the Company Disclosure Schedule, except to the extent of any adverse developments with respect to such matters that arise after the date hereof.

“Comerica Line” means the Company’s revolving line of credit from Comerica Bank in the maximum principal amount of $4,000,000.

“Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of its Subsidiary; (iii) any sale, exchange, transfer or other disposition of all or a substantial portion of the equity securities of the Company or of its Subsidiary; (iv) any tender offer or exchange offer for any outstanding shares of capital stock of the Company or of any Subsidiary, or the filing of a registration statement under the Securities Act in connection therewith; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or any of the transactions contemplated by this Agreement.

“Competitive Business” means, with respect to a Person or its Affiliates, any business that offers, in the United States, Mexico or Canada, as a material component of its business, products or services which are competitive with products or services offered by the Company, its Subsidiary or Surviving Corporation, at any time in which such person is on the Parent Board or is an employee of Parent or its subsidiaries and/or twenty-four (24) months prior to the Effective Time.   Notwithstanding the foregoing, a person shall not be engaged in a “Competitive Business” on account of such person owning, as a passive investor with no involvement in the operations of the business, not more than two percent (2%) of the capital stock of a Competitive Business whose stock or other equity interests is publicly traded on a national securities exchange, the NASDAQ Stock Market or over-the-counter.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” mean copyrightable works, copyrights, and registrations and applications for registration thereof.

“E-Commerce Competing Transaction” means any the acquisition by Parent or any of its subsidiaries of an E-Commerce Target, whether by (i) merger, consolidation, share exchange, business combination or other similar transaction involving the Parent (or its subsidiaries) and any E-Commerce Target; (ii) purchase, lease, exchange, transfer or other disposition of all or substantially all of the assets of any E-Commerce Target; (iii) purchase, exchange, transfer or other acquisition of all or a substantial portion of the equity securities of any E-Commerce Target; or (iv) any tender offer or exchange offer for any outstanding shares of capital stock of any E-Commerce Target.

“E-Commerce Target” means any person or business (or any division, business unit or subpart thereof), other than the Company or its Subsidiary, where the principal line of such person or business is offering integrated web development and merchandise delivery and fulfillment services to online retailers.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, human health or natural resources, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651, et seq.), as each of these laws have been or may be amended from time to time and any analogous or related statutes and regulations, Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y la Protección al Ambiente) and the regulations promulgated thereunder, the National Waters Law (Ley de Aguas Nacionales) (to the extent relating to environmental matters) and the regulations promulgated thereunder, the General Health Law (Ley General de Salud) (to the extent relating to environmental matters) and the General Regulations of Health and Safety in the Workplace (to the extent relating to environmental matters), and all Official Mexican Standards (Normas Oficiales Mexicanas) (to the extent relating to environmental matters) as each of these laws have been or may be amended from time to time and any analogous or related statutes and regulations.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Harmful Code” means any program routine, device or other feature, that is designed or may otherwise have a tendency to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act; and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material contaminant or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) Patents, (ii) Trademarks, (iii) Copyrights, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge” means (i) with respect to an individual, the facts or other information known by such individual, after due inquiry, and (ii) with respect to a person other than an individual, the facts and other information known by any director, officer, general partner, manager, executor, or trustee of such person, after due inquiry.

“Law” means United States or non-United States statute, law, ordinance, regulation, rule, code, or executive order.

“Liens” mean any security interests, claims, liabilities, mortgages, pledges, encumbrances and other liens of every kind or nature whatsoever.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (a) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries; (b) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a materially greater extent than they affect other entities operating in such industries; (c) the public announcement or pendency of the transactions contemplated hereby; (d) changes in Law or the application or interpretation thereof by any Governmental Authority; or (e) effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, the occurrence of one or more terrorist attacks.

“Patents” means United States, non-United States and international patents, patent applications and statutory invention registrations.

“Permitted Lien” means: (a) mechanics’, materialmen’s and similar Liens not yet due and payable; (b) Liens for Taxes not yet due and payable; (c) in the case of tangible personal property or leased real property, imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby; and (d) any Liens securing the liabilities and obligations under or in connection with the Comerica Line.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Publicly Available Software” means: (A) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as open source Software (e.g. Linux) or under similar licensing or distribution models; (B) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be publicly disclosed or distributed in source code form; or (ii) be redistributable at no charge; and (C) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (t) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (u) the Artistic License (e.g., PERL); (v) the Mozilla Public License; (w) the Netscape Public License; (x) the Sun Community Source License (SCSL); (y) the Sun Industry Source License (SISL); and (z) the Apache Software License.

“Requisite Shareholder Approval” means the approval by Parent’s stockholders of the issuance and assignment of Parent Common Stock (including any Earn Out Shares) to the SFC Equityholders pursuant to this Agreement as is required by Rule 5635 of the NASDAQ Listing Rules.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Trade Secrets” means confidential and proprietary information, including trade secrets and know how.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers and any applications and registrations thereof.

SECTION 11.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 11.05.  Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior written consent of the other parties hereto; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; provided, further, that Parent and Merger Sub/Surviving Corporation shall be permitted to collaterally assign their rights under this Agreement to Wells Fargo and/or to other current or future institutional lenders of Parent and/or Merger Sub/Surviving Corporation and/or to one or more agents acting on behalf of any such current or future institutional lenders of Parent and/or Merger Sub/Surviving Corporation.

SECTION 11.06.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article X (which is intended to be for the benefit of the NAVR Indemnified Parties and the SFC Indemnified Parties).

SECTION 11.07.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 11.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Missouri state court located in St. Louis, Missouri or Clayton, Missouri, or U.S. District Court, Eastern District of Missouri.  The parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named court.

SECTION 11.09.  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.09.

SECTION 11.10.  Headings; Construction.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits, Annexes or Schedules are to the Sections, Articles, Exhibits, Annexes or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (d) words in the singular include the plural and vice versa, (e) all reference to $ or dollar amounts will be to lawful currency of the United States, (f) to the extent the term “day” or “days” is used, it will mean calendar days, (g) the pronoun “his” refers to the masculine, feminine, and neuter, (h) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (i) the terms “including” and “includes” mean “including or includes without limitation,” (j) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and (k) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time.

SECTION 11.11.  Counterparts; Effectiveness.  This Agreement may be executed and delivered (including by facsimile, or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become binding on the parties hereto once it is signed by Parent, Merger Sub, the Company, Equityholder Representative and each of the SFC Equityholders.

SECTION 11.12.  Joint Participation.  The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder.  Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

NAVARRE CORPORATION

Signed:
By:
Its:

SFC ACQUISITION CO., INC.

Signed:
By:
Its:

SPEEDFC, INC.

Signed:
By:
Its:

EQUITYHOLDER REPRESENTATIVE:

Jeffrey B. Zisk, in his capacity as
Equityholder Representative

IN WITNESS WHEREOF, the SFC Equityholders have caused this Agreement and Plan of Merger to be executed as of the date first written above.

Jeffrey B. Zisk	M. David Bryant
THE ZISK FAMILY PARTNERSHIP LP Signed: _______________________ By: _______________________ Its: _______________________	JENNIFER KATE PARTNERSHIP LP Signed: _______________________ By: _______________________ Its: _______________________

H & MJ INVESTMENTS Signed: _______________________ By: _______________________ Its: _______________________	ROBERT J. POTTER FOUNDATION Signed: _______________________ By: _______________________ Its: _______________________

Robert J. Potter	Vanessa Castagna
SAMKIDS PARTNERSHIP Signed: _______________________ By: _______________________ Its: _______________________	John Scarisbrick George Huber
Joel Williams	Gerald D. Rogers

IN WITNESS WHEREOF, the undersigned SFC Equityholders have caused this Agreement and Plan of Merger to be executed as of the date first written above.

Randall Zisk	Alexander Jacobs
Debra Holstein	Craig Zisk & Katrina Dornig, as joint tenants
Jason Smen	Neil Cohen
William Pendergast	Maxwell Gonzalez
Debra Moody	Don Akins

ROGERS-O’BRIEN CONSTRUCTION CO.,
INC.

Signed: _______________________
By:        _______________________
Its:        _______________________

93